UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
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THE ST. JOE COMPANY
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 13, 2008

The 2008 Annual Meeting of Shareholders of The St. Joe Company will be held in the Riverfront Conference Room at 245 Riverside Avenue, Jacksonville, Florida 32202, on Tuesday, May 13, 2008, at 10:00 a.m., eastern time.

Shareholders will vote on the following matters:

1.	Election of our Board of Directors;

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2008 fiscal year; and

3.	Any other matters properly brought before the meeting.

Shareholders of record as of the close of business on March 20, 2008, are entitled to vote at the meeting. Your vote is important. If you are unable to attend the annual meeting, we urge you to cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the internet or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer.

Even if you have voted over the internet, by telephone or by returning a completed proxy card, you may still attend the meeting and vote in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a legally valid proxy issued in your name from that record holder.

By Order of the Board of Directors,

Christine M. Marx
General Counsel and Corporate Secretary
Dated: March 28, 2008

The St. Joe Company
245 Riverside Avenue, Suite 500
Jacksonville, Florida 32202

PROXY STATEMENT

This proxy statement contains information about the 2008 Annual Meeting of Shareholders of The St. Joe Company.

The meeting will be held on Tuesday, May 13, 2008, beginning at 10:00 a.m., eastern time, in the Riverfront Conference Room at 245 Riverside Avenue, Jacksonville, Florida 32202.

This proxy statement is first being made available to our shareholders on or about March 28, 2008, in connection with the solicitation of proxies by the Board of Directors for the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 13, 2008: Our Proxy Statement and 2007 Annual Report are available at www.proxyvote.com.

I. General Information About the Annual Meeting

Who can vote at the annual meeting?

You are entitled to vote at the annual meeting if our records show that you held shares of common stock of the Company as of March 20, 2008. At the close of business on March 20, 2008, a total of 92,462,413 shares of common stock of the Company were outstanding and entitled to vote. Each share of common stock has one vote. Your Notice of Internet Availability of Proxy Materials (“Notice”) shows the number of shares you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties except as required by law.

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document may also be called a proxy or a proxy card. Two of our officers, Wm. Britton Greene and Christine M. Marx, will serve as the proxies for the annual meeting. This means that when you submit a proxy card, these two officers will vote your shares on your behalf.

What is the difference between being a shareholder of record and a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the “shareholder of record” for those shares. We are mailing a Notice to you directly.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice will be forwarded to you by your broker or nominee. The broker or nominee is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote. Beneficial owners that received a Notice by mail from the shareholder of record should follow the instructions included in the Notice to view the proxy statement and transmit voting instructions.

What am I voting on and what are the Board’s voting recommendations?

Our shareholders will be voting on the following matters:

•	Proposal 1 asks you to elect 10 members of our Board of Directors to serve until the next annual meeting. The Board recommends that you vote for all nominees.

•	Proposal 2 asks you to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2008 fiscal year. The Board recommends that you vote for this proposal.

We are not aware of any other matters to be presented at the meeting except for those described in this proxy statement. If any other matters are properly presented at the meeting, the appointed proxies will use their own judgment to determine how to vote your shares. If the meeting is continued or postponed, your common stock may be voted by the proxies at the new meeting as well, unless you revoke your proxy instructions.

What is the Notice Regarding the Availability of Proxy Materials?

In accordance with rules and regulations recently adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we may now furnish proxy materials via the internet. All shareholders of record will receive a Notice Regarding the Availability of Proxy Materials. The Notice will be mailed on or about March 28, 2008.

On the date of mailing of the Notice, shareholders will be able to access all of the proxy materials on www.proxyvote.com, the web site referred to in the Notice. The proxy materials will be available free of charge. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our 2007 Annual Report) over the internet. The Notice also instructs you as to how you may submit your proxy over the internet. If you received a Notice and would like to receive printed copies of the proxy materials, you should follow the instructions in the Notice for requesting such materials.

Beneficial owners that request a printed copy of the proxy materials also may receive a voting instruction form and voting instructions from their broker or nominee. Those beneficial owners may mail the voting instruction form, or may vote by telephone or over the internet as instructed by their broker or nominee in the voting form.

How do I vote?

Shareholders of record may vote using any of the methods described below. If your shares are held in the name of a broker, bank or other nominee, your nominee will provide you with voting instructions.

By Internet or Telephone.  Our internet and telephone voting procedures for shareholders of record are designed to authenticate your identity, allow you to give your voting instructions and confirm that those instructions are properly recorded.

You may access the internet voting site at www.proxyvote.com to complete an electronic proxy card. Please have your Notice in hand when you go online. You will receive instructional screen prompts to guide you through the voting process. You also will have the ability to confirm your voting selections before your vote is recorded.

You can vote by calling toll free 1-800-690-6903 within the U.S., Canada and Puerto Rico. Please have your Notice in hand when you call. You will receive voice prompts to guide you through the process, and an opportunity to confirm your voting selections before your vote is recorded.

Internet and telephone voting facilities for shareholders of record will be available 24 hours a day until 11:59 p.m., eastern time, on May 12, 2008.

The availability of internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or other nominee. You should follow the voting instructions in the materials that you receive from your nominee.

By Mail.  If you request a paper copy of the proxy materials, you should mark, date and sign the proxy card and return it in the postage-paid envelope provided. If you want to vote in accordance with the Board’s recommendations, all you have to do is sign, date and return the proxy card. The named proxies will vote unmarked proxy cards per the Board’s recommendations.

If you are a shareholder of record and the prepaid envelope is missing, please mail your completed proxy card to The St. Joe Company, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

In Person at the Annual Meeting.  All shareholders may vote in person at the annual meeting. Voting your proxy by internet, telephone or mail does not limit your right to vote at the annual meeting. You also may be represented by another person at the annual meeting by executing a legally valid proxy designating that person to vote on your behalf.

If you are a beneficial owner of shares, you must obtain a legally valid proxy from your broker, bank or other nominee and present it to the inspector of elections with your ballot to be able to vote at the annual meeting. A legally valid proxy is an authorization from your broker, bank or other nominee to vote the shares held in the nominee’s name that satisfies Florida and SEC requirements for proxies.

Can I change or revoke my proxy vote?

Yes. If you are a shareholder of record, you can change your proxy vote or revoke your proxy at any time before the annual meeting by:

•	entering a new vote over the internet or by telephone;

•	returning a signed proxy card with a later date;

•	notifying our Corporate Secretary in writing at The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, Florida 32202; or

•	submitting a written ballot at the annual meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the annual meeting if you obtain a legally valid proxy from the shareholder of record as described in the answer to the previous question.

Your personal attendance at the annual meeting does not revoke your proxy. Your last vote, prior to or at the annual meeting, is the vote that will be counted.

What if I return my proxy or voting direction card but do not provide voting instructions?

Proxies and voting directions that are signed and returned but do not contain voting instructions will be voted:

•	“For” the election of the director nominees;

•	“For” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2008 fiscal year; and

•	In the best judgment of the named proxies on other matters properly brought before the annual meeting.

How many shares or votes must be present to hold the annual meeting?

In order for us to conduct our annual meeting, a majority of the shares outstanding and entitled to vote as of March 20, 2008 must be present in person or by proxy. This is referred to as a quorum. Your shares are counted as present at the annual meeting if you attend the annual meeting and vote in person or if you properly return a proxy by internet, telephone or mail. We will count abstentions and broker non-votes (as defined below) for purposes of determining a quorum.

Will my shares be voted if I do not provide my proxy or voting direction card?

If you are a shareholder of record, your shares will not be voted unless you provide a proxy or vote in person at the annual meeting. If you hold shares through an account with a bank, broker or other nominee and you do not provide voting instructions on a voting direction card, your shares may still be voted on certain matters.

Brokerage firms have authority under New York Stock Exchange (“NYSE”) rules to vote shares on routine matters for which their customers do not provide voting instructions at least 10 days before the meeting. The election of directors and the ratification of KPMG LLP as our independent registered public accounting firm for the 2008 fiscal year are considered routine matters. If a proposal is not routine and the brokerage firm does not receive voting instructions from the beneficial owner, the brokerage firm cannot vote the shares on that proposal. Shares that a broker is not authorized to vote are known as “broker non-votes.” We do not count abstentions and broker non-votes as votes for or against any proposal. Broker non-votes, however, count for quorum purposes.

What vote is required to approve each proposal?

For Proposal 1, directors must be elected by a plurality of the votes cast at the meeting. Votes withheld for any director will not be counted.

Proposal 2, ratification of KPMG LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year, requires an affirmative vote of the majority of the votes cast at the annual meeting.

Who will count the votes?

A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of elections for the annual meeting.

Who pays for the costs of this proxy solicitation?

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our employees may solicit proxies personally and by telephone. No employee will receive any additional or special compensation for doing this. We will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy materials to their principals and obtaining their proxies.

What is “householding,” and how does it affect me?

If you and other residents at your mailing address are beneficial owners of shares held in street name, your broker or bank may have given you notice that each household will receive only one annual report and proxy statement or Notice, as applicable, for each company in which you hold stock through that broker or bank. This practice is known as “householding.” Unless you responded that you do not wish to participate in householding, you will be deemed to have consented to participating, and only one copy of our Notice will be sent to that address.

If you wish to receive your own Notice for this year or for future years, or if you share an address with another shareholder and would like to receive only one Notice, please contact our Corporate Secretary at The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, Florida 32202 (904-301-4200), being sure to supply the names of all shareholders at the same address, the name of the bank or brokerage firm, and the account number(s). The revocation of a consent to householding will be effective 30 days after the revocation notice is received.

Can I receive paper copies of your proxy materials, including the 2007 Annual Report?

If you would like a paper copy of our proxy statement, proxy card and 2007 Annual Report (which includes our 2007 Form 10-K), we will provide them without charge, upon request, to any holder of record or beneficial owner of common stock entitled to vote at the annual meeting. Requests for paper copies should be made by telephone or over the internet according to the instructions provided in the Notice.

Can I find additional information on the Company’s website?

Yes. Although the information contained on our website is not part of this proxy statement, you will find information about the Company, including our Board, charters of Board committees, excerpts from our Amended and Restated Articles of Incorporation and Bylaws, Code of Conduct and Governance Principles and Policies at www.joe.com/web/corporate. Our filings with the SEC, including our 2007 Annual Report on Form 10-K and this proxy statement, and information about insider transactions is available on our website at www.joe.com/web/corporate/investorrelations/filings.aspx.

Shareholders may obtain, without charge, hard copies of any of the above documents by writing to: The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, FL 32202, attn: Investor Relations.

II.  Proposals

Proposal No. 1
Election of Directors

Ten directors are to be elected at the annual meeting to serve on our Board of Directors. Each director elected shall hold office until the next annual meeting and the election of a successor. All of the nominees are current directors of the Company, except for Wm. Britton Greene, who is a new director nominee this year. Each has agreed to be named in this proxy statement and to serve if elected. William H. Walton, III, one of our current directors, has chosen not to stand for re-election due to personal time constraints.

Information About the Nominees

Michael L. Ainslie Director since 1998	Age 64	Mr. Ainslie, a private investor, was the President, Chief Executive Officer and a director of Sotheby’s Holdings from 1984 to 1994. From 1980 to 1984, Mr. Ainslie was President and Chief Executive Officer of the National Trust for Historic Preservation. He is a Trustee of Vanderbilt University, serves as Chairman Emeritus of the Posse Foundation and also serves on the Board of Lehman Brothers, Inc., an international investment bank, and its subsidiary, Lehman Brothers Bank.

Hugh M. Durden Director since 2000 Lead Director since 2003	Age 65	Mr. Durden has served as Chairman of The Alfred I. DuPont Testamentary Trust since January 2005. From 1997 through 2004, Mr. Durden served as the representative of the corporate trustee of the Trust. From 1972 until 2000, he was an executive with Wachovia Corporation, serving as president of Wachovia Corporate Services from 1994 to 2000. He is a director of The Nemours Foundation, a Trustee of the EARTH University Foundation, and a director of WebsitePros, Inc., a website design and internet services company.

Thomas A. Fanning Director since 2005	Age 51	Mr. Fanning is the Chief Operating Officer of The Southern Company, previously serving as its Executive Vice President and Chief Financial Officer from 2003 through 2007. He has held various other management positions with The Southern Company and its affiliates since 1980, including serving as Chief Executive Officer of Gulf Power Company from 2002 to 2003, and Chief Financial Officer of Georgia Power Company from 1999 to 2002. Mr. Fanning also serves as a trustee of the Southern Center for International Studies and The Georgia Institute of Technology Advisory Board.

Harry H. Frampton, III Director since 2005	Age 64	Mr. Frampton has served as managing partner of East West Partners, a company specializing in resort real estate development, since 1986. He is also a principal of Slifer Smith & Frampton Real Estate. From 1982 to 1986, he was President of Vail Associates, Inc., the creators of Vail and Beaver Creek Mountain resorts in Colorado. Mr. Frampton is currently Chairman of the Board of the Vail Valley Foundation, the past Chairman of the Urban Land Institute, and a director of the Clemson University Foundation.

Wm. Britton Greene	Age 53	Mr. Greene will assume the office of Chief Executive Officer of the Company at the annual meeting. Mr. Greene has served as President of the Company since October 2007 and as Chief Operating Officer since August 2006. He joined us in January 1998 as Vice President of West Florida residential and resort operations and was appointed President of West Florida in 2000, President of St. Joe Towns & Resorts in February 2004 and President of St. Joe Commercial in March 2006. Prior to joining us, Mr. Greene was president of Markborough Florida, a real estate development firm, from 1992 to 1997. Mr. Greene also held management positions with a commercial mortgage company and an asset management services firm. Mr. Greene is a current member and past president of the Board of Trustees of The St. Joe Community Foundation.

Dr. Adam W. Herbert, Jr. Director since 2004	Age 64	Dr. Herbert served as President of Indiana University from 2003 until his retirement in July 2007, and now serves as President Emeritus and Professor. From 2001 through 2003, Dr. Herbert was Regents Professor and Executive Director of The Florida Center for Public Policy and Leadership of the University of North Florida. From 1998 through 2001, he served as Chancellor of the State University System of Florida. Dr. Herbert served as the President of the University of North Florida from 1989 through 1998. Dr. Herbert is also a director of State Farm Florida Insurance Company and is a director of the Indiana University Foundation.

Delores M. Kesler Director since 2004	Age 67	Ms. Kesler has served as Chairman of ATS Services, Inc., a human resource solutions company, and Chairman and Chief Executive Officer of Adium, LLC, a capital investment company, since 1997. Ms. Kesler is also a founder of Accustaff, Inc. (now MPS Group, Inc.), a strategic staffing, consulting and outsourcing company, and served as its Chairman and Chief Executive Officer from 1978 until her retirement in 1997. Ms. Kesler currently serves as the lead independent director of PSS World Medical, Inc., a distributor of medical products.

John S. Lord Director since 2000	Age 61	Mr. Lord has served as the Chairman of The Nemours Foundation since 2007. He retired as President of Bank of America — Central Florida in 2000. He held various positions with Bank of America and its predecessor banks for over 20 years. Mr. Lord has served as a trustee of The Alfred I. duPont Testamentary Trust and a director of The Nemours Foundation since 2000. Mr. Lord also serves as a director of ABC Fine Wine and Spirits and the Edyth Bush Charitable Foundation, and he is an Overseer at the Crummer School of Business at Rollins College in Winter Park, Florida.

Walter L. Revell Director Since 1994	Age 73	Mr. Revell has been Chairman of the Board and Chief Executive Officer of Revell Investments International, Inc. since 1984. He was also Chairman of the Board and Chief Executive Officer of H. J. Ross Associates, Inc., consulting engineers and planners, from 1991 through 2002. He was President, Chief Executive Officer and a director of Post, Buckley, Schuh & Jernigan, Inc., consulting engineers and planners, from 1975 through 1983. He served as Secretary of Transportation for the State of Florida from 1972 to 1975. He is also a director of Calpine Corporation, a major electric power producer; International Finance Bank; Edd Helms Group, a diversified services company in electrical, air-conditioning and data communications, and NCL Corporation Ltd., the parent company of Norwegian Cruise Line and other brands.

Peter S. Rummell Director since 1997	Age 62	Mr. Rummell has served as Chairman and Chief Executive Officer of the Company since January 1997. He will retire from his position as Chief Executive Officer at the annual meeting, but will continue as Chairman of the Board. From 1985 until 1996, Mr. Rummell was employed by The Walt Disney Company and served as Chairman of Walt Disney Imagineering, the division responsible for Disney’s worldwide creative design, real estate and research and development activities. Mr. Rummell was President of Disney Development Company, the community development arm of Walt Disney, from 1992 to 1994, and President of the Arvida Resort Communities Division during 1985. From 1983 until 1985, Mr. Rummell was Vice Chairman of the Rockefeller Center Management Corporation in New York City. Mr. Rummell is a director of AvalonBay Communities, Inc., a real estate investment trust specializing in multifamily communities. Mr. Rummell is a trustee of the Urban Land Institute and the Real Estate Roundtable.

The Board recommends the shareholders vote FOR election of each of the director nominees listed above to serve until the next annual meeting and the election of a successor.

Proposal No. 2
Ratification of Appointment of Independent Registered
Public Accounting Firm

The Audit Committee has appointed the firm of KPMG LLP, an independent registered public accounting firm, to audit our consolidated financial statements for the 2008 fiscal year and has directed that such appointment be submitted to our shareholders for ratification at the annual meeting. If the shareholders do not ratify the appointment of KPMG LLP as our independent registered public accounting firm, the Audit Committee will reconsider the appointment.

KPMG LLP has served as our independent accountants since 1990. A representative of KPMG LLP will be present at the meeting to answer pertinent shareholder questions and will be given an opportunity to make a statement. For more information regarding KPMG’s 2007 engagement, see “Independent Registered Public Accounting Firm Information” on page 17.

The Board recommends the shareholders vote FOR ratification of KPMG LLP as our independent registered public accounting firm for the 2008 fiscal year.

Other Matters

The Board of Directors does not know of any other business to be presented at the meeting. If, however, any other matters come before the meeting, it is the intention of the proxies to vote your shares in accordance with their own judgment in such matters.

III. Corporate Governance and Related Matters

Governance Principles and Policies

Our Board of Directors has adopted corporate governance principles and policies to provide, along with the charters of the Board committees, a framework for the governance and management of the Company in accordance with high ethical standards and in recognition of its responsibilities to various constituencies. These principles are intended to reflect the Board’s long-standing commitment to the ethical conduct of our business in compliance with the letter and the spirit of applicable laws, regulations and accounting principles. Recognizing that corporate governance is subject to on-going and energetic debate, the Board reviews these principles and other aspects of the Company’s governance at least once a year.

Our corporate governance principles address the role of the Board, the composition of the Board, Board leadership, the functioning of the Board, the committees of the Board, management succession, ethics and conflicts of interest. These principles specifically provide that two-thirds of the members of the Board must be outside directors who meet the independence criteria established by the NYSE and that no more than one member of the Board will be an employee of the Company unless the Board, in its discretion, determines that an additional employee-director would facilitate the Company’s succession plan.

The top priority of our Board of Directors is the ethical management of the Company for profitable, long-term growth for the benefit of our shareholders. To that end, the Board has adopted corporate governance policies to align management and shareholder interests. Some of the more noteworthy of these corporate governance policies include:

•	The Company does not make loans to directors or executive officers.

•	The Company does not backdate or reprice stock options.

•	The Governance and Nominating Committee annually evaluates the performance of the Board, its committees and each of the directors.

•	The chair of the Governance and Nominating Committee serves as the Company’s lead director and chairs board executive sessions in which members of management are not present. This policy will be amended upon Mr. Rummell’s retirement from his position as Chief Executive Officer.

•	While we encourage employees to own Company stock through their retirement plans, the plans allow employees to diversify their holdings.

•	Neither the directors and executive officers nor the Company may trade in the Company’s securities during any “blackout period” in which participants in the Company’s individual account plans (e.g., 401(k) plan, JOEshare Plan) are not permitted to trade their shares of Company stock held in such plans.

Code of Conduct

Our Board of Directors has adopted a Code of Conduct applicable to all directors, officers and employees. Its purpose is to promote our commitment to the Company’s standards for ethical business practices. The Code of Conduct provides that it is our policy that our business be conducted in accordance with the highest legal and ethical standards. Our reputation for integrity is one of our most valuable assets, and each employee and member of the Board is expected to contribute to the care and preservation of that asset. Our Code of Conduct addresses a number of issues, including conflicts of interest, corporate opportunities, protection of company assets, confidentiality, insider trading, accounting matters, record keeping, working with governments, antitrust, legal compliance and fair dealing. Under our corporate governance principles, no waiver of any ethics policy is permitted for directors and executive officers. Our directors review the Code of Conduct annually to ensure that it appropriately addresses the business practices of the Company.

Our corporate governance principles and policies and our Code of Conduct are available on our website at www.joe.com/web/corporate/governance. We intend to post on our website information regarding any amendment to the Code of Conduct or any waiver granted under the Code of Conduct covered by Item 5.05 of Form 8-K. Please note that the information on our website is not incorporated by reference in this proxy statement.

Copies of our corporate governance principles and policies and our Code of Conduct are also available upon request by contacting us at the following address: The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, FL 32202, Attn: Corporate Secretary.

The Board and its Committees

The Board met eight times in 2007. Each member of the Board attended at least 75% of the meetings of the Board and committees on which he or she served in 2007, except for Mr. Frampton. Non-management directors meet in executive session without management at each regularly scheduled Board meeting. Currently, the Chair of the Governance and Nominating Committee, Mr. Durden, presides as lead director during such sessions. After his retirement from the position of Chief Executive Officer on May 13, 2008, Mr. Rummell will preside over such sessions. Mr. Durden will continue to preside as lead director over meetings of the independent directors. Board members are expected to attend our annual meetings. At our 2007 annual meeting, all members of the Board were present.

Director Independence

The Board annually determines the independence of directors based on a review by the directors and the recommendation of the Governance and Nominating Committee. The Governance and Nominating Committee considers director independence when making its recommendations regarding director nominees. No director is considered independent unless the Board has determined that he or she has no material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a material relationship with the Company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others.

To evaluate the materiality of any director relationship with the Company, the Board applies the categorical independence standards found in the NYSE listing guidelines. The NYSE guidelines state that a director will not be deemed independent in any of the following circumstances:

•	Employment. During the past three years, the director has been an employee, or an immediate family member of the director has been an executive officer, of the Company.

•	Compensation. The director has received, or an immediate family member of the director has received, during any 12 month period within the last three years, more than $100,000 in direct compensation from the Company.

•	Certain Relationships with Auditors. The director, or an immediate family member of the director, is a current partner of the Company’s independent auditor (KPMG LLP); (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit at that time.

•	Compensation Committee Interlocks. The director, or an immediate family member of the director, is employed as an executive officer of another company on whose compensation committee any of the Company’s current executives serve, until three years after the service or the employment ends.

•	Certain Relationships with Other Companies. The director is employed by, or an immediate family member of the director is an executive officer of, a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, until three years after the applicable threshold is last crossed.

•	Charitable Contributions. The NYSE listing standards emphasize that the Board should consider any donations to a charitable organization for which a director serves as an executive officer in evaluating the director’s independence generally. The Company must disclose certain significant contributions to a charitable organization (in excess of $1 million or 2% of the organization’s gross revenues) for which a director serves as an executive officer.

In addition to the NYSE standards for director independence, the Board has adopted an additional categorical standard for director independence. The Board has determined that transactions with the Company involving a director or candidate for director or an entity with whom the director or candidate is affiliated that are conducted on an arm’s-length basis in the ordinary course of business will not be deemed to affect a director’s independence. This categorical standard for independence may be found in our Governance Principles on our website at www.joe.com/web/corporate/governance/principles.html.

Members of the Audit Committee, Compensation Committee and Governance and Nominating Committee must also meet all applicable independence tests of the NYSE, the SEC and the Internal Revenue Service.

In January 2008, all directors completed questionnaires which asked them about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest. The responses to these questionnaires did not reveal any transaction or relationship between the directors and the Company requiring board consideration in connection with the determination of director independence.

Based on the review and recommendations of the Governance and Nominating Committee, the Board determined that all of the nominees, other than Mr. Rummell and Mr. Greene, are independent as required by the NYSE in that they have no material relationships with the Company, either directly or indirectly. The Board also determined that all the members of the Audit, Compensation and Governance and Nominating Committees also meet the applicable independence tests. With 80% independence, our Board will exceed the required number of independent directors set forth in our corporate governance principles (two-thirds) and the rules of the NYSE (majority).

Committees of the Board

The Board has the following four standing committees: Governance and Nominating Committee, Audit Committee, Compensation Committee and Finance Committee. The current membership of each Committee was established as of March 1, 2008. Each committee is further described below.

The Board of Directors has adopted a written charter for each committee. These charters are available on our website at www.joe.com/web/corporate/governance/charters.html. Please note that the information on our website is not incorporated by reference in this proxy statement. Copies of our Board committee charters are also available upon request by contacting us at the following address: The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, FL 32202, Attn: Corporate Secretary.

Governance and Nominating Committee

The current members of the Governance and Nominating Committee are Messrs. Durden (Chair), Ainslie, Herbert and Walton. Each member is independent as required by the NYSE. The Governance and Nominating Committee met five times in 2007. The primary functions of the Governance and Nominating Committee are to:

•	identify qualified individuals to become Board members;

•	determine the composition of the Board and its committees;

•	develop a process to assess Board effectiveness;

•	develop and implement our corporate governance principles; and

•	otherwise take a leadership role in shaping our corporate governance.

In fulfilling its duty to recommend nominees for election as directors, the committee seeks a diverse group of candidates (in the broadest sense, including with respect to age, gender, ethnic background and national origin) who combine a broad spectrum of backgrounds, experience, skills and expertise and who would make a significant contribution to the

Board, the Company and its shareholders. The committee considers, among other things, the following criteria:

•	proven strength of character, mature judgment, objectivity, intelligence and highest personal and business ethics, integrity and values;

•	reputation, both personal and professional, consistent with our image and reputation;

•	sufficient time and commitment to devote to our affairs;

•	significant business and professional expertise with high-level managerial experience in complex organizations, including accounting and finance, real estate, government, banking, educational or other comparable institutions;

•	proven track record of excellence in their field of expertise;

•	independence, as defined by the SEC and NYSE, including a commitment to represent the long-term interests of all of our shareholders;

•	financial knowledge and experience, including qualification as expert or financially literate as defined by the SEC and NYSE;

•	ability and willingness to serve on the Board for an extended period of time; and

•	not subject to any disqualifying factor as described in our Code of Conduct (i.e., relationships with competitors, suppliers, contractors or consultants).

The Governance and Nominating Committee has generally identified director candidates through the business relationships, experience and networking of our directors and executive officers. The Committee has not used professional search firms. When a potential candidate is identified, the Committee evaluates the candidate’s qualifications through candidate interviews and background checks.

The Governance and Nominating Committee would consider qualified candidates for director suggested by our shareholders and would evaluate such candidates according to the same criteria used for other director nominees. Shareholders can suggest qualified candidates for director by writing to The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, FL 32202, attn: Corporate Secretary. Submissions that meet the criteria outlined above, on our website and in the committee charter will be forwarded to the Chair of the Governance and Nominating Committee for further review and consideration.

Audit Committee

The current members of the Audit Committee are Mr. Fanning (Chair), Dr. Herbert, Ms. Kesler and Mr. Lord. Each of the committee members is independent as required by the NYSE. The Audit Committee met 12 times in 2007. The primary functions of the Audit Committee are to:

•	engage, appoint, evaluate and compensate the independent registered public accounting firm, and review and approve in advance all audit, audit related and permitted non-audit services performed by the independent registered public accounting firm;

•	provide independent and objective oversight of the Company’s accounting functions and internal controls and monitor the objectivity of the Company’s financial statements; and

•	review our critical accounting policies, our annual and quarterly reports on Forms 10-K and 10-Q, and our earnings releases before they are published.

The Board has determined that:

•	each current member of the Audit Committee is financially literate and independent as required by the rules of the SEC and the NYSE; and

•	Mr. Fanning and Mr. Lord are audit committee financial experts, as defined by the rules of the SEC.

See the “Audit Committee Report” on page 16 for more information on the responsibilities of the Audit Committee.

Compensation Committee

The current members of the Compensation Committee are Mr. Ainslie (Chair), Mr. Durden, Mr. Frampton, Ms. Kesler and Mr. Revell. Each member is independent as required by the NYSE. The Compensation Committee met eight times in 2007. The functions of the Compensation Committee are to review and approve compensation and benefits for the Company’s executive officers, and to supervise the administration of all employee benefit plans.

See the “Compensation Discussion and Analysis” on page 20, the “Compensation Committee Report” on page 29 and “Compensation Committee Interlocks and Insider Participation” on page 29 for more information regarding the Compensation Committee.

Finance Committee

The members of the Finance Committee are Messrs. Lord (Chair), Fanning, Frampton, Herbert, Revell and Walton. The Finance Committee met four times in 2007. The functions of the Finance Committee are to:

•	monitor the present and future capital requirements of the Company;

•	review the Company’s business plan; and

•	review and provide guidance to the Board and management about proposals concerning major investment and financial policies of the Company.

Contacting the Board of Directors

Any shareholder or other interested party who desires to contact any member of the Board of Directors (including our Chairman, Mr. Rummell; our lead director, Mr. Durden; or the non-management directors as a group) may do so in one of the following three ways:

•	electronically by sending an e-mail to the following address: directors@joe.com;

•	in writing to the following address: Board of Directors, The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, FL 32202; or

•	by telephone at 800-571-4840 or 904-301-4272.

Communications relating to relevant business matters are distributed by the Corporate Secretary to the members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, any complaints regarding accounting, internal accounting controls and auditing matters would be forwarded by the Corporate Secretary to the Chair of the Audit Committee for review.

Audit Committee Information

Audit Committee Report

The role of the Audit Committee is to provide independent and objective oversight of the Company’s accounting functions and internal controls and to monitor the objectivity of the Company’s financial statements.

In the performance of its oversight function, the committee has reviewed and discussed the audited financial statements with management and our independent registered public accounting firm, KPMG LLP. The committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, issued by the American Institute of Certified Public Accountants. The committee has received the written disclosures and the letter from KPMG LLP required by Independent Standards Board No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with KPMG LLP its independence.

Finally, the committee also has received confirmation from management with respect to non-audit services provided by KPMG LLP to the Company and has considered whether the provision of non-audit services by KPMG LLP to the Company is consistent with maintaining KPMG LLP’s independence.

All members of the Audit Committee are financially literate under applicable NYSE rules, and Walter L. Revell (a member of the Committee as of the date of this report) and Thomas A. Fanning are audit committee financial experts as defined by the rules of the SEC. As described in the Audit Committee Charter, the committee’s responsibility is one of oversight. Members of the committee rely on the information provided to them and on the representations made by management, internal auditors and the independent auditors.

Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC.

Approved and submitted by the Audit Committee on February 22, 2008*:

Walter L. Revell, Chair
Thomas A. Fanning
Harry H. Frampton, III
Delores M. Kesler

*The Audit Committee consisted of the directors listed above through February 29, 2008. The current members of the Audit Committee described on page 14 began serving on March 1, 2008.

Engagement of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for approving every engagement of KPMG LLP to perform audit or permitted non-audit services on behalf of the Company or any of its subsidiaries before KPMG LLP is engaged to provide those services, subject to the de minimis exceptions permitted by the rules of the SEC.

Independent Registered Public Accounting Firm Information

In accordance with Audit Committee policy and legal requirements, all services to be provided by our independent registered public accounting firm, including audit services, audit-related services, tax services and any other services, are required to be pre-approved by the Audit Committee prior to engagement. In most cases, pre-approval is provided by the full Audit Committee for a particular defined task or scope of work and is subject to a specific budget. For unexpected matters, the Chair of the Audit Committee has been delegated authority to pre-approve additional services, subject to certain dollar limitations, and the Audit Committee is then informed of each such service.

The following table sets forth fees billed to the Company by KPMG LLP in or for the fiscal years 2007 and 2006. The aggregate fees included in the Audit Fees category are fees billed for the fiscal years, and the aggregate fees included in each of the other categories are fees billed in the fiscal years. All fees described in the table below were approved by the Audit Committee in accordance with the Company’s pre-approval policy.

	2007	2006

Audit Fees(1)	$820,000	$865,000
Audit-Related Fees(2)	60,000	-0-
Tax Fees(3)	213,725	207,145
All Other Fees	-0-	-0-

Total Fees	$1,093,725	$1,072,145

(1)	Audit fees include all fees and out-of-pocket expenses incurred for the annual audit and quarterly reviews of the Company’s consolidated financial statements and the audit of the Company’s internal controls over financial reporting, as well as services provided in connection with SEC filings.

(2)	Audit-related fees include fees for the review of the Company’s accounting treatment of certain installment sale transactions and related installment note monetizations.

(3)	Tax fees consist of fees for tax compliance and tax consultation services.

KPMG LLP also serves as independent auditors for The St. Joe Community Foundation (the “Community Foundation”). The Community Foundation paid KPMG LLP audit fees in the amount of $11,000 during 2007 and $10,000 during 2006. The Community Foundation also paid KPMG LLP fees for tax services in the amount of $3,150 in 2007 and $3,000 in 2006.

KPMG LLP also serves as independent auditors for three joint ventures in which the Company is a partner. These joint ventures paid KPMG LLP audit fees in the amount of $60,000 in 2007 and $54,750 in 2006; and tax fees of $5,550 in 2007 and $5,250 in 2006.

Certain Relationships and Related Transactions

Related Person Transactions Policy and Procedures.  The Board has adopted a policy prohibiting transactions involving the Company and its employees, officers and directors (“related persons”), with certain exceptions. The policy is part of the Company’s Code of

Conduct. The policy states that related persons may not have any direct or indirect material interest in any transaction, arrangement or relationship in which the Company, or a competitor of the Company, is a participant. Indirect interests include those through (1) an immediate family member; (2) any person acting on the related person’s behalf; or (3) any entity in which the related person or any of his or her immediate family members are an employee, officer, partner or principal or with which a related person or his or her immediate family members have a significant business relationship.

The Company’s policy prohibiting related person transactions does not apply to interests in transactions arising from (1) arms-length purchases or sales of goods, real property or services; (2) a related person’s position as a director of another corporation or organization that is a party to the transaction; (3) the direct or indirect ownership of less than a 5% equity interest in a public company which is a party to the transaction; and (4) Company benefit policies and programs.

Executive officers must disclose to the compliance officer any proposed related person transaction. The compliance officer will then report such proposed transaction to the Board. For related person transactions involving a director, the director must notify the Chairman of the Governance and Nominating Committee and the compliance officer, who will then bring the matter before the full Board. The Board will resolve any conflict of interest question involving an executive officer or director without compromising the Company’s interests. During its review, the Board will consider the nature of the related person’s interest in the transaction; the material terms of the transaction; whether or not the transaction would qualify for an exception to the policy; and any other matters the Board deems appropriate. Any director or executive officer involved in the transaction would be recused from all discussions and decisions about the transaction.

The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to monitor and obtain information with respect to related person transactions. Although shareholders are not subject to the Company’s Code of Conduct, the Company does apply the policy against related person transactions to shareholders owning five percent or more of the Company’s outstanding common stock.

Reportable Transactions.  During January 2008, William S. McCalmont, our Chief Financial Officer, sold to the Company a home site in our WaterColor resort community for $500,000. He had originally purchased the home site from the Company in 2004, prior to his employment, for $725,000. At the same time as the sale of the home site to the Company, Mr. McCalmont also purchased from the Company a completed home in WaterColor for $1,850,000. We believe that the purchase and sale transactions were conducted on an arm’s-length basis for prices at fair market value. Therefore, according to our policy, the transactions were not subject to the prohibition against related-person transactions, and Board review was not required.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s common stock to file reports with the SEC reporting ownership of and transactions in common stock and to furnish copies of the reports to the Company. We believe all such reports were timely filed during 2007 except for the late reporting on Form 4 of one late transaction involving the surrender of shares to pay taxes in connection with the vesting of restricted stock for each of Mr. Greene (133 shares), Mr. Corr (103 shares) , Mr. McCalmont (1,356 shares), Mr. Regan (155 shares) and Ms. Marx (165 shares).

Shareholder Proposals for the 2009 Annual Meeting

You may submit proposals on matters appropriate for shareholder action for the 2009 Annual Meeting of Shareholders. These proposals must be made in accordance with the rules of the SEC and our Bylaws. A proposal for the 2009 annual meeting must be received by our Corporate Secretary at The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, Florida 32202 as follows:

1. Pursuant to our Bylaws, a shareholder proposal or a director nomination must be received no sooner than October 29, 2008 and no later than November 28, 2008, to be eligible to be presented from the floor for vote at the meeting (but not included in our 2009 proxy statement), or

2. Pursuant to the rules of the SEC, the proposal must be received by November 28, 2008, to be eligible for inclusion in our 2009 proxy statement.

IV.  Executive Compensation and Other Information

Executive Officers

Peter S. Rummell, 62, has served as Chairman and Chief Executive Officer since joining us in 1997. Mr. Rummell will retire from his position as Chief Executive Officer on May 13, 2008. He will continue, however, as Chairman of the Board. Prior to joining us, Mr. Rummell was employed by The Walt Disney Company from 1985 to 1996. His most recent position with Disney was as Chairman of Walt Disney Imagineering, the division responsible for Disney’s worldwide creative design, real estate and research and development activities. Mr. Rummell also served as President of Disney Development Company, the community development arm of Walt Disney, from 1992 to 1994 and as President of the Arvida Resort Communities Division during 1985. From 1983 until 1985, Mr. Rummell was Vice Chairman of the Rockefeller Center Management Corporation in New York City. Mr. Rummell is a director of AvalonBay Communities, Inc., a real estate investment trust specializing in multifamily communities. Mr. Rummell is a trustee of the Urban Land Institute and the Real Estate Round Table.

Wm. Britton Greene, 53, will become our Chief Executive Officer on May 13, 2008. Mr. Greene has served as President since October 2007 and as Chief Operating Officer since August 2006. He joined us in January 1998 as Vice President of West Florida residential and resort operations and was appointed President of West Florida in 2000, President of St. Joe Towns & Resorts in February 2004 and President of St. Joe Commercial in March 2006. Prior to joining us, Mr. Greene was president of Markborough Florida, a real estate development firm, from 1992 to 1997. Mr. Greene also held management positions with a commercial mortgage company and an asset management services firm. Mr. Greene is a current member and past president of the Board of Trustees of The St. Joe Community Foundation.

Christopher T. Corr, 44, has served as Executive Vice President since October 2007 and as Chief Strategy Officer since August 2006. He previously served as Senior Vice President — Strategic Planning since May 2004. He joined us in June 1998 as Vice President of Public Affairs. From 1992 to 1998, Mr. Corr was a senior manager with The Walt Disney Company. Mr. Corr served Disney Development Company and Walt Disney Imagineering in various positions, including as a developer of the town of Celebration, a 5,000-acre master planned community near Orlando. Mr. Corr has also served in a number of positions in state government, including as a member of the Florida House of Representatives from 1990 to

1992, the Florida Constitution Revision Commission from 1996 to 1998, Governor Bush’s Growth Management Commission from 2000 to 2001, the Board of Directors of Enterprise Florida, Inc. from 2003 to 2007 and the Florida Century Commission from 2005 to 2007.

William S. McCalmont, 52, has served as our Chief Financial Officer since May 2007. Prior to joining the Company, Mr. McCalmont served as Executive Vice President and Chief Financial Officer of Ace Cash Express, Inc. from August 2003 to January 2007 and as a member of a real estate consulting group from 2001 to 2003. Prior to that time, Mr. McCalmont had senior management experience at several companies including Harrah’s Entertainment, Inc., La Quinta Inns, Inc. and Embassy Suites, Inc. Mr. McCalmont is a director of LaSalle Hotel Properties, a real estate investment trust.

Christine M. Marx, 56, joined us as General Counsel and Corporate Secretary in March 2003. Prior to joining us, Ms. Marx was a partner in the law firm of Duane Morris LLP concentrating in securities and corporate law. From 1985 to 2000 she was a partner in the law firm of Edwards & Angell LLP.

The executive officers described above, along with Michael N. Regan, our former Chief Financial Officer who retired from the Company on September 30, 2007, are included in the “Summary Compensation Table” on page 30 and are sometimes referred to herein as our “named executives.”

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) contains a discussion of our compensation policies and practices and the material elements of compensation awarded to the named executives for 2007.

Compensation Objectives

As a real estate development company, our mission is to create a family of places in Northwest Florida that inspire people and make the region an even better place to live, work and play. During 2007, our business continued to experience the adverse effects of the severe downturn in the residential real estate markets in Florida and across the nation. We also continued to implement a corporate reorganization and downsizing. In this difficult and challenging environment, it is critical that we continue to attract, motivate and retain highly talented individuals who are committed to our mission and who are capable of leading the Company to realize this mission, which will help create long-term value for our shareholders. Our compensation program is a key element in driving behavior toward this goal. For this reason, our compensation program must:

•	attract talented individuals to the Company who have excelled in their respective fields of expertise;

•	motivate executive officers to enhance the operational performance of the Company and create shareholder value;

•	reward executive officers who have contributed in substantive ways to the success of the Company and the creation of shareholder value;

•	retain executive officers that meet or exceed the Company’s performance standards; and

•	provide executive officers with an ownership stake in the Company in order to align their interests with those of shareholders.

To accomplish these objectives, the Company has implemented a compensation program for its executive officers consisting of base salaries, annual performance-based cash bonuses, equity awards and comprehensive fringe benefits. Each element of total compensation is linked to a compensation objective:

•	base salaries and fringe benefits are intended to attract and retain talented individuals;

•	annual cash bonuses are designed to promote and reward outstanding short-term performance; and

•	stock incentives are intended to align the financial interests of executive officers with shareholders, to promote long-term performance, to reward executive officers for such performance and to motivate them to stay with the Company.

Compensation Committee Processes

The Compensation Committee (the “Committee”) is charged with establishing, reviewing and approving the compensation of the Company’s executive officers. The Committee’s primary processes for overseeing executive compensation include:

•	Meetings. The Committee meets at least four times each year (eight times in 2007). Committee agendas are established in consultation with the Committee chair, the Committee’s compensation consultant and management. The Committee meets in executive session following each regular meeting to discuss compensation issues.

•	Compensation Consultant. The Committee has engaged an independent compensation consulting firm, Towers Perrin, to advise the Committee on evaluating executive compensation programs and in setting executive officers’ compensation. Towers Perrin has advised the Committee since May 2005. A senior representative from Towers Perrin participates in most Committee meetings and is available between meetings to act as a resource for the Committee and management. The use of an independent consultant provides additional assurance that our executive compensation programs are reasonable and consistent with Company objectives and balanced with the marketplace where we compete for talent. The consultant also provides valuable information and advice regarding compensation trends and best practices, plan design and the appropriateness of individual awards.

•	Role of Management. Our CEO, President and COO and Vice President of Human Resources, in consultation with the Committee’s compensation consultant, formulate recommendations on base salaries, bonus awards and equity incentives for executive officers (other than the CEO). The CEO provides the committee with a performance assessment for each of the other executive officers in order to assist the Committee in making decisions with respect to compensation recommendations. The CEO and the Vice President of Human Resources generally attend Committee meetings but are not present for the executive sessions or for any discussion of their own compensation.

Peer Group, Benchmarking and Target Compensation

As part of our analysis in determining executive officer compensation, we look to compensation practices at other companies that could be considered part of a “peer group” for the Company. We last undertook a formal peer group analysis in connection with establishing compensation levels for 2006. At that time, we directed Towers Perrin to recommend a peer group of companies within a market capitalization range of $1.5 to $5.0 billion (the “Market

Cap Peer Group”). Towers Perrin assembled this data from its internal database of information collected through its annual surveys and proxy statement analyses. Approximately 150 companies were included in the Market Cap Peer Group. The names of the companies included in the Market Cap Peer Group are listed on Appendix A to this Proxy Statement.

As part of our analysis, we compared the total compensation package for each executive officer with similar positions at other companies within the Market Cap Peer Group — a practice known as “benchmarking.” The purpose of the benchmarking process is to ascertain whether or not our compensation practices are in line with other similarly situated companies. During the benchmarking process, we used the following guidelines for setting what we believed to be competitive compensation targets:

•	cash compensation (salary and bonus) within approximately 15% of the Market Cap Peer Group medians;

•	target bonuses within approximately 5% of the Market Cap Peer Group medians; and

•	stock awards and target total compensation within approximately 20% of the Market Cap Peer Group medians.

Internal Pay Equity

When structuring the compensation levels of the named executives as compared to each other, we consider various factors, including the following:

•	the level of the named executive’s operational and organizational responsibility;

•	the relative importance of the named executive’s operational and organizational specialty in our business;

•	pay levels at other companies for comparable executive positions, including information learned from the benchmarking process described above;

•	the source or talent pool from which the named executive was recruited;

•	the availability of other candidates qualified to fill the named executive’s position;

•	the named executive’s possible exposure to personal legal liability arising from his or her position; and

•	the named executive’s performance during the time in the position.

For example, as CEO, Mr. Rummell’s 2007 total compensation is significantly higher than the other named executives. See the “Summary Compensation Table” on page 30. Mr. Rummell was originally recruited over ten years ago to assume the role of CEO during the Company’s critically important transition from a paper company to a real estate development company. The Company made the decision at that time to offer Mr. Rummell a competitive compensation package in order to procure a talented, well-respected real estate development professional. Further, as CEO, Mr. Rummell manages the other named executives, holds the highest level of operational and organizational responsibility within Company management and is exposed to personal legal liability (for example, signing quarterly financial statement certifications). Finally, during Mr. Rummell’s tenure as CEO, the Company has delivered tremendous value to its shareholders, which further justifies his higher compensation.

As President and COO, Mr. Greene’s 2007 compensation was also significantly higher than the other named executives. This difference reflects Mr. Greene’s critically important operational responsibilities and his assumption of additional responsibilities in connection with the Company’s management succession plan (the Company has announced Mr. Greene’s promotion to CEO effective as of May 13, 2008). The other named executives were hired into roles with less operational responsibility, or were promoted from more junior positions within the Company to assume greater responsibility over time.

Base Salaries

We last analyzed the base salaries of our executive officers in 2006, when we determined that the base salaries were within 10% of the 50th percentile for corresponding position benchmarks within the Market Cap Peer Group described above. In February 2007, the Committee approved a modest, cost-of-living base salary increase of 3.5% for each of the named executives, except Messrs. Regan and McCalmont, which was no higher than the increase awarded to other employees. Mr. Regan did not receive a base salary increase due to his planned retirement during 2007. Mr. McCalmont commenced employment on May 10, 2007, and his base salary was in-line with our benchmark objective for the CFO position. The 2007 base salaries of our named executives were as follows:

Name	Position	2007 Base Salary
Peter S. Rummell	Chairman and Chief Executive Officer	$867,210

Wm. Britton Greene	President and Chief Operating Officer	517,500

Christopher T. Corr	Executive Vice President and Chief Strategy Officer	346,725

William S. McCalmont	Chief Financial Officer	350,000

Christine M. Marx	General Counsel and Corporate Secretary	307,395

Michael N. Regan	Former Chief Financial Officer	298,200

We believe that a base salary of approximately 33% to 50% of an executive officer’s target total compensation (base salary + target bonus + target equity award) reflects an appropriate mix of fixed compensation and performance-based compensation. We believe having a significant, or even a majority, of an executive’s total compensation linked to the performance of the Company serves to more effectively align executives’ and shareholders’ interests. For 2007, the proportion of base salary to target total compensation for our named executives ranged from 33% (for Mr. Greene) to 50% (for Mr. Rummell). Mr. Rummell’s base salary is a larger proportion of target compensation than the other named executives because he does not receive an annual equity award. He has not received any additional equity grants since his large grant of restricted stock awarded in 2003 in connection with the execution of his five-year employment agreement.

Annual Performance-Based Bonuses

In order to promote the short-term performance of the Company, a significant proportion of each named executive’s annual compensation is linked to the Company’s achievement of specific performance measures. Making such compensation “at risk” provides significant motivation for increasing individual and Company performance. The Committee has adopted an annual incentive plan that is designed to reward short term performance by linking cash bonus awards with the achievement of annual Company performance goals.

Mechanics of the Plan.  In early 2007, the Committee assigned each named executive, other than Mr. Regan, a designated target award calculated as a percentage of the named executive’s base salary. The bonus target awards were determined in accordance with the Market Cap Peer Group position benchmarks and the internal pay equity factors, as described above. For 2007, the target awards expressed as a percentage of base salary were as follows: Rummell, 100%; Greene, 75%, Corr, 60%, McCalmont, 65% and Marx, 60%. In light of Mr. Regan’s planned retirement in 2007, he did not participate in the annual incentive plan.

At the conclusion of the annual performance period, the actual bonus is calculated by adjusting the target award up or down based on the level of achievement of Company performance goals. The plan is designed such that for each percentage variation from the applicable performance objective, the amount of the projected award is increased or decreased, as applicable, at twice the rate. For example, goals achieved by 50% or less will result in a 0% projected award, and goals that are exceeded by 50% or more will result in a 200% projected award. The maximum possible payout under the plan is 200% of the target award.

2007 Performance Goals.  Consistent with prior years, we decided to use an earnings per share target as the Company performance objective for 2007. We believed that an earnings per share target would motivate our executive officers to focus on both generating revenues and increasing operating efficiencies. In December 2006, the Committee set our 2007 earnings per share goal at $0.64. Our actual earnings per share for 2007 was $0.53. Because our actual performance fell short of the target, the named executives were paid only 42% of their target bonuses for 2007. See “Grants of Plan-Based Awards in 2007” on page 35 for the actual awards under the annual incentive plan.

Long-Term Incentive Program

Our long-term incentive program is designed to align executive and shareholder interests and encourage long-term executive performance and retention. The Company maintains several substantially identical stock incentive plans that are administered by the Committee. Each of these plans has been approved by our shareholders. In 2007, long-term incentives were delivered exclusively in the form of restricted stock and stock option awards.

Equity Grant Practices.  Our practice has been to make at least one equity award each year to our named executives (other than Mr. Rummell) as part of their total annual compensation. These awards are based on an established percentage of their base salaries. For 2007, the equity target award percentages for the named executives were determined by reference to the Market Cap Peer Group position benchmarks and the internal pay equity factors, as described above. The Committee also considers the recommendations of management, including our CEO and President and COO, and its compensation consultant when making equity awards.

Awards of both restricted stock and stock options are initially denominated in dollars, which amounts are then converted to shares or options based on grant date valuations. Actual restricted shares granted are determined by dividing the approved dollar value of the award by the closing share price on the date of grant. The number of options granted is determined by dividing the approved grant value by the value of the options on the date of grant using the Black-Scholes valuation methodology.

Annual equity awards are made in February at the regular quarterly meeting of the Committee. In 2007, the Committee made equity awards at two additional special meetings, described below. The Committee’s quarterly meetings are scheduled in September of the prior year. Committee meetings are scheduled without regard to anticipated earnings announcements or the release of other material, non-public information.

Generally, the date the Committee takes action with respect to an award is the same date as the grant date for the awards. In 2007, there were two exceptions to this general practice when the grant date was contingent on a future event. In one instance, the grant date for Mr. McCalmont’s initial equity awards was established as his future hire date. In the second instance, equity awards were made contingent upon the subsequent approval of a strategic plan by the Board. We do not backdate stock options.

Types of Awards.  Long-term incentives were awarded in 2007 in the form of shares of restricted stock and stock options with time-based vesting. Restricted stock with time-based vesting is an effective retention tool because it delivers value when the restrictions lapse even if the share price has decreased from the date of grant. Restricted stock grants also deliver value more efficiently than stock options, which benefits existing shareholders. In other words, granting restricted shares requires the issuance of fewer shares than granting options in order to deliver the same level of value to participants.

Further, since the Company’s real estate business is part of a volatile and cyclical industry, we believe time-vested restricted stock is an important vehicle for securing leadership continuity. Because there are no performance-based requirements for time-vested restricted stock (other than continued employment), this type of award helps moderate the potential retention risks associated with economic cycles, like the current severe downturn in the real estate industry, when our executives may be most vulnerable to competitive offers. For example, the trading price of our common stock in 2007 was at times lower than the exercise prices of our named executives’ outstanding stock options. At those times, the stock options had no value to our named executives, and their retention value was effectively lost.

Although the value of stock options can be unpredictable, we include stock options as an important element of our long-term incentive program. Because stock options only have value to the extent the price of our stock appreciates after the date of grant, stock options provide a strong incentive for improving Company performance. Although less effective than stock options, restricted stock also serves to motivate performance as its value increases as stock price increases. Awarding a mix of equity awards, which balance both retention and performance objectives, encourages continued accountability of executives for stock price appreciation, aligns the financial interests of executives with shareholders, and provides stability of incentive payouts during down business cycles.

2007 Equity Grants.  The Committee granted annual equity awards to the named executives in February 2007. These awards consisted of both restricted stock and stock options, each weighted at 50% of the total award, with time-based vesting. This equal mix was an effort to balance the Committee’s objectives of executive retention and providing an incentive for performance. The target award percentages for the named executives (determined as described above) were as follows: Mr. Greene, 125%; Mr. Corr, 100%; and Ms. Marx, 75%.

Effective in May, the Committee made significant grants of restricted stock and stock options to Mr. McCalmont in connection with his commencement of employment with the Company as Chief Financial Officer. Such grants were deemed to be appropriate by the Committee in order to attract and retain a Chief Financial Officer with the level of experience of Mr. McCalmont. In determining the size of the award, the Committee considered the critical importance of the role of Chief Financial Officer in helping the Company navigate its current turbulent operating environment. Another consideration in determining the size of the award was the Committee’s desire to “match” Mr. McCalmont’s pledge to purchase for his own account 4,500 shares of Company common stock.

In October, we announced a significant restructuring in our business, which would involve reducing the number of employees by more than 80%. Because of the challenges and uncertainty surrounding such dramatic change, the Committee decided to make additional awards of restricted stock to certain members of management, including Mr. McCalmont and Ms. Marx, as an incentive for these executives to remain with the Company. In order to create a strong retention incentive, these awards were calculated at twice the value of the named executives’ target annual equity awards. Time-based vesting conditions were used for these awards in order to provide perceived certainty to the value of the awards to the recipients. Due to the Company’s difficult operating environment, stock options would not have provided the same level of perceived value. Mr. Greene and Mr. Corr did not participate in the October equity grants as they had received large grants of restricted stock with time-based vesting conditions in September 2006 in connection with the Company’s succession planning.

In October, Mr. McCalmont also received an additional grant of restricted stock, with 50% of the award immediately vesting. This grant was intended to provide an additional retention incentive for Mr. McCalmont, as the value of his previous equity awards had decreased substantially within a short period after his hire date, and the Committee found it unreasonable to hold him accountable for this decline in value. The award was also in recognition of Mr. McCalmont’s important role in the Company’s reorganization and near-term financial challenges.

Mr. Rummell did not receive any equity grants in 2007. When he entered into his employment agreement with the Company in 2003, he was awarded 303,951 shares of restricted stock (with the final 101,317 shares scheduled to vest on August 18, 2008). Mr. Rummell will retire from his position as Chief Executive Officer on May 13, 2008. He will not receive any additional equity awards prior to the expiration of his employment agreement on August 18, 2008. Due to Mr. Regan’s planned retirement from the Company in September 2007, he also did not receive any equity awards in 2007.

See “Grants of Plan-Based Awards in 2007” on page 35 for more information about our equity grants to the named executives in 2007.

Policies Regarding Equity Ownership.  In order to promote the alignment of the financial interests of our senior management and directors with our shareholders, the Committee adopted a Stock Ownership Policy in May 2007. The policy requires senior management, including the named executives, to own a minimum amount of Company stock (either a minimum number of shares or a minimum value of owned shares) ranging from 5,000 shares (or $275,000) to 100,000 shares (or $5.5 million). For directors, the minimum amount of Company stock required to be owned under the policy is 5,000 shares (or $275,000). The executives subject to the policy have five years from the date of adoption to reach the minimum ownership thresholds. The thresholds for those age 55 or older will be reduced by 10% per year up to 50% because the Committee thought it reasonable to allow for a certain amount of investment diversification as the executives approach retirement age in light of the volatility of stock prices in the real estate industry.

In addition to the Company’s Stock Ownership Policy, Mr. Rummell agreed in his employment agreement not to sell or transfer any of the restricted stock granted pursuant to his employment agreement, except for the number of shares necessary to pay taxes arising upon the lapse of restrictions on the restricted stock, until the earlier of the termination of his employment by the Company, an unfriendly change of control, one year after a friendly change of control or August 18, 2008.

We do not reprice stock options to account for decreases in our share price after the date of grant. We prohibit short sales on our stock, and the purchase or sale of options, puts, calls or other derivative securities that are directly linked to our stock, by named executives. Certain members of management, including the named executives, are required to receive permission from our legal department prior to conducting transactions in Company securities. We have quarterly “blackout” periods, and unscheduled blackout periods from time-to-time, during which no trading is permitted by these persons.

Retirement Plans

The Company provides retirement benefits to the named executives through a cash balance defined benefit pension plan (the “Pension Plan”), a 401(k) retirement plan, a non-qualified supplemental executive retirement plan (“SERP”) and a non-qualified deferred capital accumulation plan (“DCAP”). The terms of these plans and the benefits accrued to the named executives under the plans are described under “Pension Benefits in 2007” on page 39 and “Nonqualified Deferred Compensation in 2007” on page 41. We believe that these retirement benefits are important tools for retaining and rewarding executive officers’ service to the Company by providing meaningful retirement savings through tax-favorable plans. Although we have no target percentage for retirement plans to contribute to total compensation, we do consider retirement benefits when setting an executive officer’s total compensation.

Other Compensation

We provide our named executives with other benefits, reflected in the All Other Compensation column in the “Summary Compensation Table” on page 30, that we believe are reasonable, competitive and consistent with our overall executive compensation program. The costs of these benefits constitute only a small percentage of each named executive’s total compensation, and include, among other things, personal airplane use for Mr. Rummell (for up to 60 hours of flight time), financial planning expenses, relocation costs, premiums paid on life insurance policies and the cost of an annual physical.

Employment Agreements

Rummell Employment Agreement.  In August 2003, we entered into an employment agreement with Mr. Rummell that expires on August 18, 2008. Mr. Rummell will retire from his position as Chief Executive Officer on May 13, 2008, and his employment agreement will not be renewed after its expiration in August 2008.

The agreement provides for a base salary for Mr. Rummell of at least $766,782 and eligibility for performance-based bonuses under our annual incentive plan, with a target award equal to 100% of his base salary. The employment agreement also provides for substantial payments to Mr. Rummell in connection with the termination of his employment, whether before or after a change in control, which payments are described under “Potential Payments Upon Termination or Change in Control — Rummell Employment Agreement” on page 43.

Employment Agreements of Messrs. Greene, Corr, McCalmont and Ms. Marx.  Each of Mr. Greene, Mr. Corr, Mr. McCalmont and Ms. Marx have employment agreements with the Company, the primary purpose of which is to provide compensation to the executive in the event of termination without cause. The termination benefits under the employment agreements were standardized in 2006 to provide a “1.5 multiple” (1.5 times the sum of the executive’s base salary plus target bonus) for termination events occurring prior to a change in control (except for Mr. Greene, who was granted a 2.0 multiple in connection with his recently announced promotion to CEO). The agreements provide for a “2.0 multiple” for termination events occurring after a change in control. The agreements have “double triggers” in that a change in control alone will not require payments, unless a termination event occurs as well.

These employment agreements promote two objectives beneficial to the Company. First, they provide our named executives with the financial security needed to allow them to fully focus on their operational responsibilities. The Company is facing a very challenging operating environment and is implementing a corporate reorganization and downsizing, both of which require full management attention. Secondly, we believe that the benefits provided by the employment agreements are in-line with current compensation practices of other public companies that could be competitors for our executive talent. Without these employment agreements, we could have difficulty retaining our named executives.

The potential payments under the employment agreements in connection with specific termination events, whether before or after a change in control, are described under “Potential Payments Upon Termination or Change in Control — Employment Agreements of Messrs. Greene, Corr, McCalmont and Ms. Marx” on page 45.

Other than termination benefits, the employment agreements provide that the named executives are entitled to receive at least the base salary in effect for the executive on the date of the employment agreement, together with guaranteed participation in the Company’s annual bonus plan and other incentive, retirement and savings plans. The agreements also provide for an annual physical and up to $10,000 per year for financial planning expenses. The employment agreements have no termination date.

Regan Employment Agreement.  In January 2007, the Company entered into an amendment to Mr. Regan’s employment agreement. The amendment provided for Mr. Regan’s continued employment until his retirement on September 30, 2007. Mr. Regan served as Chief Financial Officer until May 10, 2007. The amendment was needed in order to provide for additional compensation to Mr. Regan in consideration of the deferral of his retirement date at the Company’s request, and the additional responsibilities he assumed when he was appointed Chief Financial Officer in November 2006. The amendment provided for:

•	no increase in Mr. Regan’s annual base salary for 2007;

•	no equity grants during 2007;

•	a bonus for 2006, if awarded by the Committee in its sole discretion;

•	a bonus for 2007 of $71,250; and

•	a stay bonus in the amount of $800,000, payable within 30 days of Mr. Regan’s retirement date.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2008 proxy statement. This report is provided by the following independent directors, who comprise the committee:

Michael L. Ainslie, Chair
Hugh M. Durden
Harry H. Frampton, III
Delores M. Kesler
Walter L. Revell

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of independent members of the Board of Directors. No member of the Committee is or was during 2007 an executive officer of another company on whose board or its comparable committee one of the Company’s executive officers serves.

Summary Compensation Table

The table below summarizes the total compensation paid or awarded to each of the named executives for the years ended December 31, 2007 and 2006.

							Change
							in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year[1]	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Peter S. Rummell	2007	$861,571	$-0-	$1,152,776	$-0-	$365,800	$80,037	$376,614	$2,836,798
Chairman and Chief Executive Officer	2006	833,191	-0-	2,204,896	488,281	-0-	88,531	580,570	4,195,469

Wm. Britton Greene[2]	2007	$514,134	$-0-	$852,364	$401,893	$163,700	$22,525	$88,166	$2,042,782
President and Chief Operating Officer	2006	460,215	-0-	624,873	246,180	-0-	35,290	127,243	1,493,801

Christopher T. Corr[3]	2007	$344,470	$-0-	$520,787	$178,279	$87,700	$11,611	$48,976	$1,191,823
Executive Vice President and Chief Strategy Officer	2006	304,538	-0-	362,059	63,861	-0-	45,076	69,730	845,264

William S. McCalmont[4]	2007	$208,654	$-0-	$407,681	$83,813	$95,900	$-0-	$217,038	$1,013,086
Chief Financial Officer

Christine M. Marx[5]	2007	$305,396	$-0-	$247,417	$133,455	$77,800	$29,613	$74,431	$868,112
General Counsel and Corporate Secretary

Michael N. Regan[6]	2007	$237,413	$71,250	$(235,751)[7]	$29,600	$-0-	$62,528	$1,032,263	$1,197,303[7]
Former Chief Financial Officer	2006	286,669	75,000	305,250	80,858	-0-	78,013	89,115	914,905

[1]	More information regarding 2006 compensation is found in our 2007 Proxy Statement filed with the SEC on April 13, 2007.

[2]	Mr. Greene was promoted to President on October 3, 2007. He also serves as Chief Operating Officer.

[3]	Mr. Corr was promoted to Executive Vice President on October 3, 2007. He also serves as Chief Strategy Officer.

[4]	Mr. McCalmont commenced employment as Chief Financial Officer on May 10, 2007.

[5]	Compensation data for Ms. Marx is provided for only 2007 because she was not a named executive in 2006.

[6]	Mr. Regan ceased serving as Chief Financial Officer on May 10, 2007. He retired from the Company on September 30, 2007.

[7]	The amount shown under “Total” has been reduced by the negative amount shown under “Stock Awards.”

Salary (Column (c))

A discussion of the 2007 base salaries of the named executives is set forth under “Base Salaries” in the CD&A on page 23. The discussion under “Internal Pay Equity” in the CD&A on page 22 provides information regarding the varying salary levels of the named executives. The amount shown for Mr. McCalmont includes the salary earned by him from May 10, 2007, his date of hire, through December 31, 2007. His annual base salary rate was $350,000. The

2007 amount shown for Mr. Regan includes the salary earned by him through September 30, 2007, his retirement date. His annual base salary rate was $298,200.

Bonus (Column (d))

Mr. Regan was guaranteed a bonus for 2007 in the amount shown as part of an amendment to his employment agreement entered into in connection with his retirement in 2007. Mr. Regan’s employment agreement is discussed in the CD&A under “Employment Agreements — Regan Employment Agreement” on page 28.

Stock Awards and Option Awards (Columns (e) and (f))

For a discussion of our long-term incentive program and our 2007 equity grants, refer to “Long-Term Incentive Program” in the CD&A on page 24.

The amounts shown reflect the dollar amounts recognized for financial statement reporting purposes for 2007 for restricted stock and stock options granted in 2007 and 2006, as well as prior years, in accordance with SFAS 123R, excluding any contingency for forfeitures. The assumptions used in the calculation of these amounts for 2007 are described in note 2 of the Company’s financial statements in our Form 10-K for the year ended December 31, 2007, as filed with the SEC on February 25, 2008. As these amounts reflect the Company’s accounting expense for these awards, they may not correspond to the actual value that will be recognized by the named executives.

The amounts are difficult to compare between the named executives for 2007 and also from year to year. This is mainly because the numbers represent the accounting expense for portions of awards from prior years. For example, Mr. Rummell received no stock or option awards in 2007 or 2006, but large stock award amounts are shown for him in the table. These amounts reflect the expense recognized in 2007 and 2006 in connection with an equity grant awarded to Mr. Rummell in 2003 in connection with his execution of a five-year employment agreement. To see the value of awards made to the named executives in 2007, refer to “Grants of Plan-Based Awards in 2007” on page 35. To see the value actually received by the named executives in 2007 from equity awards, refer to “Option Exercises and Stock Vested in 2007” on page 38.

Mr. Regan forfeited 11,090 shares of restricted stock in connection with his retirement on September 30, 2007. The negative amount shown under “Stock Awards” includes a 2007 credit of $389,505 for expense recognized in prior years for restricted stock awards. Mr. Regan did not forfeit any stock options in connection with his retirement.

Non-Equity Incentive Plan Compensation (Column (g))

The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the amounts earned by the named executives under our annual incentive plan in 2007. The material provisions of that plan are described in the CD&A under “Annual Performance-Based Bonuses” on page 23. These amounts are the actual amounts earned by each named executive under the awards described under “Grants of Plan-Based Awards in 2007” on page 35. Payments under the annual incentive plan were based on the Company’s performance during 2007 as described in the CD&A under “Annual Performance-Based Bonuses — 2007 Performance Goals” on page 24.

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column (h))

The amounts reported in this column represent the sum of (1) the change in present values of the pension plan benefits for each named executive and (2) the above-market interest earned on each named executive’s account in the DCAP. The following table summarizes the amounts attributable to each category for the named executives:

		DCAP Above	Change in
		Market	Pension
Name	Year	Interest	Value
Mr. Rummell	2007	$3,516	$76,521
	2006	3,730	84,801

Mr. Greene	2007	$-0-	$22,525
	2006	-0-	35,290

Mr. Corr	2007	$5,735	$5,876
	2006	6,721	38,355

Mr. McCalmont	2007	$-0-	$-0-

Ms. Marx	2007	$3,235	$26,378

Mr. Regan	2007	$4,900	$57,628
	2006	5,228	72,785

We pay 7% interest on participants’ accounts in the DCAP. The amounts shown above reflect the portion of the interest payment that is attributable to above-market interest rates. Above-market rates are defined by the SEC as those rates that exceed 120% of the applicable federal long-term rate (5.89% for 2007 and 4.57% for 2006). The total interest payment to the DCAP for each named executive is shown under “Nonqualified Deferred Compensation in 2007” on page 41.

The changes in pension values shown reflect the changes in the present value of pension benefits from one year end to the next. Factors affecting the changes in present values include the impact of the value of benefits earned in the current year, the growth in the value of benefits earned in prior years due to the passage of time and the impact of changes in assumptions. This present value calculation is based on actuarial assumptions and discounting and is not a direct reflection of the change in each participant’s actual account balance in the pension plan during the year.

The assumptions used to calculate the change in present values include a discount rate of 6.21% at December 31, 2007, 5.76% at December 31, 2006 and 5.56% at December 31, 2005; future interest crediting rate of 4.75% at December 31, 2007, 4.75% at December 31, 2006 and 4.50% at December 31, 2005; lump sum form of payment; and a normal retirement age of 65. Turnover, disability, future salary increases, pre-retirement mortality and increases in IRC 401(a)(17) compensation limits were ignored for calculation purposes.

Refer to “Pension Benefits in 2007” on page 39 for more information about the pension benefits available to the named executives.

All Other Compensation (Column (i))

The following table describes each component of the amounts shown in the All Other Compensation column for 2007.

			Company
	Restricted	Company	Contributions	Personal	Financial	Term Life	Annual
	Stock	Contributions	to 401(k)	Airplane	Planning	Insurance	Physical	Other
Name	Dividends	to SERP	and DCAP	Use	Expenses	Premiums	Exam	Benefits	Total
Mr. Rummell	$81,054	$130,237	$6,750	$151,330	$-0-	$1,243	$-0-	$6,000	$376,614

Mr. Greene	29,968	47,229	6,750	-0-	-0-	742	3,477	-0-	88,166

Mr. Corr	18,480	11,947	8,052	-0-	10,000	497	-0-	-0-	48,976

Mr. McCalmont	4,320	-0-	6,750	-0-	7,891	168	-0-	197,909	217,038

Ms. Marx	6,621	46,985	9,456	-0-	10,000	441	928	-0-	74,431

Mr. Regan	6,163	180,351	19,809	-0-	1,750	431	-0-	823,759	1,032,263

Restricted Stock Dividends.  Dividends are paid with respect to each share of restricted stock held by the named executives in the same amounts as paid with respect to each share of our common stock. The amounts shown reflect dividends paid to the named executives on their shares of restricted stock in connection with three quarterly dividends we declared in 2007. In the fourth quarter of 2007, however, we discontinued our quarterly dividends. Dividends payable with respect to restricted stock are not factored into the grant date fair value of restricted stock awards required to be reported in the Grants of Plan-Based Awards in 2007 table below.

Company Contributions to SERP, 401(k) and DCAP.  We make annual contributions to each named executive’s account maintained in connection with the SERP, DCAP and 401(k) plan. A discussion of these retirement plans is found in the CD&A under “Retirement Plans” on page 27. More information regarding the SERP and DCAP is found under “Nonqualified Deferred Compensation in 2007” on page 41. With respect to the Company contributions to the 401(k) plan and the DCAP, the Company contributed $6,750 to each named executive’s account in the 401(k) plan, and any amount in excess of $6,750 for a named executive reflects contributions to the DCAP.

Airplane Use.  Consistent with prior years, during 2007, we provided Mr. Rummell with the use of a corporate airplane for personal purposes for up to 60 hours of flight time. We purchase these hours of flight time through our participation in a fractional ownership program. Mr. Rummell reimburses a portion of the costs associated with his personal airplane use in accordance with the methodology set forth in Treasury Regulations for federal income tax purposes. The amounts shown in the table above represent the difference between the Company’s actual cost for the airplane use and the amounts reimbursed by Mr. Rummell.

Financial Planning Expenses.  The employment agreement for each named executive provides up to $10,000 annually for financial planning expenses. We believe that this benefit helps each named executive to optimize the value received from all of the compensation elements offered by the Company.

Term Life Insurance Premiums.  This column reports taxable payments made to the named executives to cover term life insurance premiums for policies providing coverage equal to their base salaries.

Annual Physical Exam.  Each named executive’s employment agreement provides that he or she may obtain an annual physical exam at the Company’s expense.

Other Benefits.  The amount shown for Mr. Rummell includes the monthly costs of computer service for his residences. The amount shown for Mr. McCalmont includes expenses in the amount of $180,509 reimbursed pursuant to the terms of his employment offer in connection with his relocation to Jacksonville and consulting fees in the amount of $17,400 paid to Mr. McCalmont in 2007 prior to his commencement of employment on May 10, 2007. The amount shown for Mr. Regan includes a bonus in the amount of
$800,000 paid to him in connection with his retirement and a cash payment for his accrued vacation time in the amount of $23,759. Refer to “Employment Agreements — Regan Employment Agreement” in the CD&A on page 28 for more information about Mr. Regan’s retirement package. The named executives may have received additional incidental perquisites not subject to SEC reporting.

Grants of Plan-Based Awards in 2007

The following table provides information about equity and non-equity awards granted to the named executives in 2007. The Company’s equity awards during 2007 consisted of restricted stock and stock options subject to time-based vesting. The Company did not grant any equity awards with varying, incentive-based payout amounts, and the columns related to such awards have been omitted from the table.

						Stock
						Awards:	Option Awards:
		Compensation	Estimated Possible Payouts Under			Number of	Number of	Exercise or
		Committee	Non-Equity Incentive Plan Awards			Shares of	Securities	Base Price	Grant Date Fair
		Action Date				Stock or	Underlying	of Option	Value of Stock
		(if different	Threshold	Target	Maximum	Units	Options	Awards[1]	and Option
Name	Grant Date	than Grant Date)	($)	($)	($)	(# shares)	(# shares)	($/share)	Awards
Mr. Rummell	2/12/2007	—	-0-	$867,210	$1,734,421	—	—	—	—

Mr. Greene	2/12/2007	—	-0-	$388,125	$776,250
	2/12/2007	—				5,782			$312,517
	2/12/2007	—					18,222	$54.05	312,507

Mr. Corr	2/12/2007	—	-0-	$208,035	$416,070
	2/12/2007	—				3,099			$167,501
	2/12/2007	—					9,767	$54.05	167,504

Mr. McCalmont	5/10/2007	3/30/2007	-0-	$227,500	$455,000
	5/10/2007	3/30/2007				13,500			$778,005
	5/10/2007	3/30/2007					30,000	$57.63	536,400
	10/5/2007	10/1/2007				30,747			1,050,010

Ms. Marx	2/12/2007	—	-0-	$184,437	$368,874
	2/12/2007					2,061			$111,397
	2/12/2007						6,494	$54.05	111,372
	10/5/2007	10/1/2007				13,502			461,093

Mr. Regan[2]	—	—	—	—	—	—	—	—	—

[1]	The exercise prices for stock options granted in 2007 were the closing prices of the Company’s common stock on the grant dates.

[2]	Mr. Regan did not receive any plan-based awards in 2007 due to his retirement. For a description of Mr. Regan’s retirement package, refer to “Employment Agreements — Regan Employment Agreement” in the CD&A on page 28.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards

These columns show the potential value of the 2007 payouts for each named executive under the Company’s annual incentive plan if the target or maximum goals had been achieved in 2007. The performance goals and salary multiples for determining the payouts are described in the CD&A under “Annual Performance-Based Bonuses” on page 23. These amounts represent cash payouts that were possible under the Company’s annual incentive plan. The potential payouts were performance-based and completely at risk. The actual payouts under the annual incentive plan for 2007 is found in the “Summary Compensation Table” on page 30.

Stock Awards and Option Awards

For a description of the equity grants to the named executives in 2007, refer to the discussion in the CD&A under the heading “Long-Term Incentive Program — 2007 Equity Grants” on page 25.

For the February 12, 2007 restricted stock grants to Mr. Greene, Mr. Corr and Ms. Marx, and the May 10, 2007 restricted stock grant to Mr. McCalmont, 50% of the restricted shares will vest three years from the grant date, and the remaining 50% will vest four years from the grant date. For the October 5, 2007 restricted stock grant to Ms. Marx, 25% of the restricted shares will vest annually beginning on the first anniversary of the grant date. For the October 5, 2007 restricted stock grant to Mr. McCalmont, 5,124 shares vested immediately, 10,249 shares vest on the first anniversary of the grant date, and the remaining 15,374 shares vest in equal installments on the second, third and fourth anniversaries of the grant date.

During the restricted period, each share of restricted stock entitles the named executive to receive any dividends that we may declare with respect to our common stock. In the fourth quarter of 2007, however, we discontinued our quarterly dividends.

For the February 12, 2007 stock option grants to Mr. Greene, Mr. Corr and Ms. Marx, one-third of the stock options will vest annually beginning one year from the grant date.

Grant Date Fair Value of Stock and Option Awards

This column shows the full grant date fair value of the restricted stock and stock options under SFAS 123R granted to the named executives in 2007. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. For restricted stock, the fair value is calculated using the closing price of our common stock on the grant date. For stock options, the fair value is calculated using the Black-Scholes value on the grant date. The fair values shown for restricted stock awards and stock option awards are accounted for in accordance with SFAS 123R, excluding any contingency for forfeitures. For additional information regarding the valuation assumptions, refer to note 2 of the Company’s financial statements in our Form 10-K for the year ended December 31, 2007, as filed with the SEC on February 25, 2008.

The amounts shown reflect our accounting expense, and do not necessarily correspond to the actual value that will be recognized by the named executives from the awards. Whether, and to what extent, a named executive realizes value will depend on our stock price at the time of vesting for restricted stock, and at the time of exercise for stock options.

Outstanding Equity Awards at December 31, 2007

The following table provides information on the holdings of restricted stock and stock options by the named executives at December 31, 2007. Each equity grant is shown separately for each named executive. The vesting schedule for each grant is shown in the footnotes to the table. No named executive had any unearned equity awards outstanding as of December 31, 2007, and the columns related to such awards have been omitted from the table.

	Option Awards				Stock Awards
	Number	Number of
	of Securities	Securities			Number of	Market Value of
	Underlying	Underlying	Option		Shares or Units	Shares or Units
	Unexercised	Unexercised	Exercise	Option	of Stock That	of Stock That
	Options	Options	Price	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	($)	Date	Vested	Vested[1]
Mr. Rummell	250,000	-0-	$29.00	8/19/2012	101,317[2]	$3,597,767

Mr. Greene	5,000	-0-	$32.65	8/18/2013	54,433[6]	$1,932,916
	10,050	6,250[3]	40.80	2/09/2014
	11,824	23,647[4]	54.24	9/18/2016
	-0-	18,222[5]	54.05	2/12/2017

Mr. Corr	9,000	-0-	$32.65	8/18/2013	32,582[7]	$1,156,987
	6,338	12,674[4]	54.24	9/18/2016
	-0-	9,767[5]	54.05	2/12/2007

Mr. McCalmont	-0-	30,000[8]	$57.63	5/10/2017	39,123[9]	$1,389,258

Ms. Marx	6,250	-0-	$27.43	3/24/2013	24,796[10]	$880,506
	10,000	-0-	32.65	8/18/2013
	2,107	4,214[4]	54.24	9/18/2016
	-0-	6,494[5]	54.05	2/12/2017

Mr. Regan	5,000	-0-	$32.65	9/30/2008	-0-	-0-

[1]	The market value of the restricted stock is based on a per-share price of $35.51, the closing price of our common stock on December 31, 2007.

[2]	Mr. Rummell’s shares of restricted stock vest on August 19, 2008.

[3]	These stock options vested on February 9, 2008.

[4]	These stock options vest in two equal installments on September 18, 2008 and 2009.

[5]	One-third of these options vested on February 12, 2008, and the remaining options vest in equal installments on February 12, 2009 and 2010.

[6]	Mr. Greene’s shares of restricted stock vest as follows:

Vesting Date	Shares	Vesting Date	Shares
2/25/2008	800	7/27/2009	15,324

3/3/2008	1,101	9/19/2009	3,500

9/19/2008	3,500	2/12/2010	2,891

9/20/2008	4,000	7/27/2010	15,324

12/8/2008	4,000	2/12/2011	2,891

3/3/2009	1,102

[7]	Mr. Corr’s shares of restricted stock vest as follows:

Vesting Date	Shares	Vesting Date	Shares
2/25/2008	475	7/27/2009	10,945

3/3/2008	508	9/19/2009	1,925

9/19/2008	1,925	2/12/2010	1,549

9/20/2008	2,250	7/27/2010	10,946

3/3/2009	509	2/12/2011	1,550

[8]	Mr. McCalmont’s stock options vest in four equal annual installments beginning on May 10, 2008.

[9]	Mr. McCalmont’s shares of restricted stock vest as follows:

Vesting Date	Shares	Vesting Date	Shares
10/5/2008	10,249	10/5/2010	5,124

10/5/2009	5,125	5/10/2011	6,750

5/10/2010	6,750	10/5/2011	5,125

[10]	Ms. Marx’s shares of restricted stock vest as follows:

Vesting Date	Shares	Vesting Date	Shares
2/25/2008	413	9/19/2009	1,625

3/3/2008	508	10/5/2009	3,376

9/19/2008	1,625	2/12/2010	1,030

9/20/2008	2,500	9/18/2010	1,027

10/5/2008	3,375	10/5/2010	3,375

3/3/2009	509	2/12/2011	1,031

9/19/2009	1,026	10/5/2011	3,376

Option Exercises and Stock Vested in 2007

The following table sets forth certain information regarding exercises of stock options and the vesting of restricted stock held by our named executives during the year ended December 31, 2007.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)[1]	(#)	($)[2]
Mr. Rummell	-0-	—	101,317	$3,470,107

Mr. Greene	36,956	$902,999	9,300	327,369

Mr. Corr	3,000	57,250	6,705	228,935

Mr. McCalmont	-0-	—	5,124	174,985

Ms. Marx	38,750	1,023,124	3,362	133,860

Mr. Regan	-0-	—	2,515	102,619

[1]	The value realized was calculated based upon the market price of our common stock at exercise less the exercise price for such shares. The amounts shown are before the payment of any applicable withholding tax.

[2]	The value realized was calculated by multiplying the number of shares of restricted stock vested by the closing price of our common stock on the vesting date. The amounts shown are before the payment of any applicable withholding tax.

Pension Benefits in 2007

The table below sets forth information on the pension benefits for the named executives under our pension plan. For information regarding the Company’s SERP, see the information provided under “Nonqualified Deferred Compensation in 2007” on page 41.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)[1]	($)
Mr. Rummell	Pension Plan	11.0	$1,196,149	-0-
Mr. Greene	Pension Plan	10.0	281,992	-0-
Mr. Corr	Pension Plan	9.6	351,329	-0-
Mr. McCalmont	Pension Plan	-0-	-0-	-0-
Ms. Marx	Pension Plan	4.8	121,327	-0-
Mr. Regan	Pension Plan	10.5	949,320	-0-

[1]	The amounts shown in this column represent the actuarial present value of each named executive’s accumulated benefit under our pension plan as of December 31, 2007. The assumptions used to calculate the present values include a discount rate of 6.21%; future interest crediting rate of 4.75%; lump sum form of payment; and a normal retirement age of 65. Turnover, disability, future salary increases, pre-retirement mortality and increases in IRC 401(a)(17) compensation limits were ignored for calculation purposes.

We sponsor a pension plan that is intended to provide retirement benefits for our employees, including our named executives. The pension plan is a fully-funded, cash balance defined-benefit plan covering all of our employees who have attained age 21 and completed one year of service during which they have completed at least 1,000 hours of service. Each year, all active participants’ accounts are credited with a percentage (8%-12%) of the participant’s compensation, based on the participant’s age at the beginning of the year. In addition, all participants’ accounts are credited with interest based upon the 30-year US treasury bond rate (4.85% for 2007).

A participant’s “compensation” for purposes of calculating Company contributions to the pension plan includes his or her gross base salary (including any elective deferrals), commissions, and bonuses which are reported on IRS Form W-2. Compensation does not include any amounts processed within pay periods which end 31 days or more after termination of employment, sign-on bonuses, referral bonuses, commissions on the sale of a residence, severance pay, payments made after the death of an employee, recoverable draws, distributions from any qualified or nonqualified retirement plan, and gratuities.

A participant vests in his or her pension plan account upon the completion of 5 years of service or upon reaching the plan’s normal retirement age (either age 65 or the age of the participant upon his or her fifth anniversary of employment, whichever is later). A participant’s pension plan account fully vests in the event of death. All participants in the pension plan on October 8, 2007, however, became fully vested in their pension plan accounts regardless of years of service due to a corporate reorganization and downsizing. At December 31, 2007, all of the named executives were 100% vested in their pension plan accounts (except for Mr. McCalmont, who was not yet a participant in the pension plan at December 31, 2007).

In the event of a participant’s retirement (whether early or normal retirement) or any other termination of employment (including resignation, involuntary termination, disability, or otherwise), the participant is entitled to receive his or her vested account balance in the plan. Vested benefits are payable at or after the termination event (including retirement) and are not reduced by social security or other benefits received by the participant. Pension benefits may be paid in a lump sum or in installments through an annuity.

The pension benefits table above provides an actuarial estimate of each named executive’s benefit under the pension plan based on a projected retirement age of 65 and a discount to present value. Because of the cash balance nature of our pension plan, a better way to understand each named executive’s possible benefit upon termination of employment, including retirement, is to refer to each named executive’s account balance in the plan. As mentioned above, at December 31, 2007, each named executive was 100% vested in his or her pension plan account (except for Mr. McCalmont, who was not yet a participant in the pension plan at December 31, 2007), and would have been entitled to payment of the full account balance upon retirement or any other termination of employment. The following table shows each named executive’s account balance in the pension plan at December 31, 2007:

	Pension Plan Account Balance	Vested Percentage of
	at December 31, 2007	Pension Plan
Name	($)	Account Balance
Mr. Rummell	$1,246,865	100%
Mr. Greene	332,946	100%
Mr. Corr	469,843	100%
Mr. McCalmont	-0-	—
Ms. Marx	135,534	100%
Mr. Regan	1,017,348	100%

Nonqualified Deferred Compensation in 2007

						Aggregate
	Type of	Executive	Registrant	Aggregate		Balance
	Deferred	Contributions	Contributions	Earnings	Aggregate	at Last
	Compensation	in Last	in Last	in Last	Withdrawals/	Fiscal
Name	Plan	Fiscal Year[1]	Fiscal Year[2]	Fiscal Year[3]	Distributions	Year End[4]
Mr. Rummell	SERP	$-0-	$130,237	$105,172	$-0-	$2,403,900
	DCAP	-0-	-0-	22,171	-0-	338,669

	Total	-0-	130,237	127,343	-0-	2,742,569

Mr. Greene	SERP	-0-	47,229	10,470	-0-	273,581
	DCAP	-0-	-0-	-0-	-0-	-0-

	Total	-0-	47,229	10,470	-0-	273,581

Mr. Corr	SERP	-0-	11,947	4,194	-0-	102,612
	DCAP	34,447	1,792	36,164	-0-	571,338

	Total	34,447	13,739	40,385	-0-	673,950

Mr. McCalmont	SERP	-0-	-0-	-0-	-0-	-0-
	DCAP	-0-	-0-	-0-	-0-	-0-

	Total	-0-	-0-	-0-	-0-	-0-

Ms. Marx	SERP	-0-	46,985	6,141	-0-	179,750
	DCAP	50,000	2,706	20,400	-0-	322,083

	Total	50,000	49,691	26,541	-0-	501,833

Mr. Regan	SERP	-0-	180,351	5,514	-0-	299,554
	DCAP	52,234	13,059	30,904	-0-	505,144

	Total	52,234	193,410	36,418	-0-	804,698

[1]	The amounts in this column are also included in the “Summary Compensation Table” on page 30, in the “Salary” column for each named executive.

[2]	The amounts in this column are included in the “Summary Compensation Table” on page 30, in the “All Other Compensation” column.

[3]	The amounts in this column represent interest credits to each named executive’s account in the SERP and the DCAP. No portion of the SERP amounts are included in the “Summary Compensation Table” because the interest rate applicable to the SERP accounts for 2007 (4.75%) was not above-market (i.e., was not in excess of 120% of the applicable federal long-term rate (6.21%)).

The DCAP interest rate for 2007 was 7%. Consequently, a portion of the DCAP interest credits for each named executive is considered to be above-market. Only the above-market portions of the DCAP amounts are included in the “Summary Compensation Table” under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” The DCAP above-market interest amounts for each named executive are: Rummell, $3,516; Greene, $-0-; Corr, $5,735; McCalmont, $-0-; Marx, $3,235; and Regan, $4,900.

[4]	Of the totals in this column, the following totals have been reported in the “Summary Compensation Table” for 2007 and for previous years:

Name	2007	Previous Years	Total

Mr. Rummell	$130,237	$492,780	$623,017
Mr. Greene	47,229	78,030	125,259
Mr. Corr	13,739	34,843	48,582
Mr. McCalmont	-0-	-0-	-0-
Ms. Marx	46,691	2,716	49,407
Mr. Regan	193,410	89,072	282,482

The Company maintains two defined contribution plans, the SERP and DCAP, that provide for the deferral of compensation on a basis that is not tax-qualified.

SERP.  The SERP is designed to supplement the pension plan by providing designated executives, including the named executives, with benefits which have been lost due to IRS restrictions on annual compensation ($225,000 for 2007), which can be taken into account under a qualified pension plan. Each month the Company credits a percentage of each participant’s compensation to the SERP. The term “compensation” for purposes of the SERP has the same meaning as described above for the pension plan.

The percentage of a participant’s compensation we credit to the SERP is the same as the pension plan, except that a higher percentage (14%-18.25%) is paid to the chief executive officer and a designated group of persons directly reporting to the chief executive officer (generally, Tier 1 participants) over age 45 (which included all named executives other than Mr. Corr in 2007). SERP accounts earn the same interest as pension accounts, which rate is determined annually by the Compensation Committee (4.85% for 2007). The SERP is accounted for in the Company’s financial statements as a defined contribution plan.

A participant vests in his or her SERP account at the rate of 10% per year of service, with full vesting upon death, disability, or attainment of age 62 while still employed by the Company. Tier 1 participants are entitled to full vesting at age 55 if they were participants in the SERP prior to 2000. For all other participants joining the SERP prior to 2000, their SERP account fully vests upon attainment of age 55 and completion of 5 years of service. At December 31, 2007, all named executives were 100% vested in their SERP accounts except for Ms. Marx, who was 49% vested. Mr. McCalmont was not a participant in the SERP at December 31, 2007. Vested SERP benefits are payable in a lump sum six months after an executive’s separation from employment.

DCAP.  The DCAP is designed to supplement the Company’s 401(k) plan by allowing designated executives the ability to defer eligible compensation that they could not defer to the 401(k) plan because of IRS restrictions on the amount of compensation which can be taken into account under a qualified 401(k) plan. The DCAP limits employee deferrals to up to 75% of bonuses and up to 50% of eligible compensation other than bonuses. The term “compensation” for purposes of the DCAP has the same meaning as described above for the pension plan.

We match 25% of the first 6% of each participant’s deferrals which were made from eligible compensation in excess of the IRS annual compensation limit ($225,000 for 2007). Participants’ accounts are credited with interest at the rate approved each year by the Compensation Committee (7% for 2007). All Company and employee contributions to the DCAP are fully vested at the time of contribution. A participant’s account balance in the DCAP may be paid in a lump sum in connection with termination of employment, death, a change in control of the Company, or while still employed if the participant pays an 8.6% penalty.

Potential Payments Upon Termination or Change in Control

As discussed in the CD&A under “Employment Agreements” on page 27, we have entered into employment agreements with each of our named executives. These agreements provide for certain payments and other benefits if a named executive’s employment with the company is terminated under circumstances specified in his or her respective agreement, including a “change in control” of the Company (as described below). A named executive’s rights upon the termination of employment will depend upon the circumstances of the termination. Mr. Regan is not included in the discussion as the termination provisions of his employment agreement were not triggered in connection with his retirement in 2007. A description of the compensation provided to Mr. Regan pursuant to his employment agreement in connection with his retirement may be found on page 28 above. The termination provisions of the employment agreements of the named executives, other than Mr. Regan, are described below.

     Employment Agreement of Mr. Rummell

For purposes of Mr. Rummell’s employment agreement:

•	The Company has “cause” for termination if he:

—	is convicted of a felony crime, following final disposition of any available appeal;

—	pleads guilty or no contest to a felony crime; or

—	commits gross negligence or willfully breaches any material term of his employment agreement, in each case as determined by a court of competent jurisdiction in the State of Florida.

•	Mr. Rummell will have “good reason” for termination:

—	if he experiences a demotion in title or a substantial and material reduction in duties or responsibilities that is not in connection with a succession plan approved by the Company’s Board of Directors;

—	if he incurs a reduction in his annual base salary and target bonus;

—	if he is notified that his principal place of work will be moved to a location that is more than 30 miles from its current location; or

—	if the Company materially breaches any of the provisions of his employment agreement.

•	A “change in control” is defined as the occurrence of any of the following events:

—	consummation of a merger, share exchange, consolidation or corporate reorganization unless all or substantially all of the owners of the Company’s outstanding voting stock immediately prior to the transaction own 50% or more of the surviving entity’s voting stock outstanding immediately after the transaction;

—	the sale, transfer, exchange or other disposition of all or substantially all of the Company’s assets;

—	a change in the composition of the Board of Directors, as a result of which fewer than two-thirds of the incumbent directors are “continuing directors.” Continuing directors include directors who either (1) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a change in control (the “original directors”), or (2) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved;

—	the liquidation or dissolution of the Company; or

—	any transaction resulting in any person or group acquiring beneficial ownership of 25% or more of the total voting power of the Company’s then outstanding voting securities.

Under the terms of Mr. Rummell’s employment agreement, the following events will trigger termination payments:

•	Mr. Rummell terminates his employment for good reason;

•	The Company terminates his employment for any reason other than cause, death, disability or in connection with a succession plan approved by the Board of Directors; or

•	Mr. Rummell terminates his employment for any reason during the six month period immediately following the first anniversary of a change in control.

If any of these termination events were to occur, Mr. Rummell would be entitled to receive the following payments (which have been quantified as if such termination event occurred on December 31, 2007):

Amount of
Termination
Payments/Benefits
Description of Payment	as of 12/31/2007

3 x (annual base salary + annual bonus for prior year)[1]	$5,203,260
Pro-rated target bonus for year of termination[2]	867,210
Supplemental pension benefit[3]	1,215,337
Accelerated vesting of restricted stock[4]	3,597,767
36 months of medical and dental insurance benefits	31,824
36 months of financial planning expenses	30,000
Excise tax gross-up payment[5]	-0-

Total Termination Payments/Benefits	$10,945,398

[1]	This amount is calculated using Mr. Rummell’s 2007 base salary of $867,210 and his prior year bonus, provided that such bonus amount cannot be less than 100% of his base salary. Mr. Rummell received no bonus for 2006, so his 2007 base salary of $867,210 was used in this calculation.

[2]	The target bonus will be the greater of the annual bonus for the prior year or the target bonus for the current year. Mr. Rummell received no bonus for 2006, so his 2007 target bonus of $867,210 was used. The target bonus will be pro-rated for the actual number of days Mr. Rummell is employed by the Company during the year in which the termination event occurs.

[3]	The supplemental pension benefit consists of a lump sum payment calculated with respect to the Company’s pension plan, 401(k) plan, DCAP and SERP as if Mr. Rummell had continued to participate in such plans for 36 months after the termination event.

[4]	The value of the restricted stock is calculated based on $35.51 per share, the closing price of the Company’s common stock on December 31, 2007.

[5]	Calculated as the amount necessary to satisfy any excise tax incurred under Section 4999 of the IRC, subject to specified limitations and associated income tax liability.

Mr. Rummell will also be entitled to termination payments if his employment is terminated in connection with a management succession plan approved by the Board of Directors. In such event, Mr. Rummell would be entitled to receive termination payments consisting of his base salary and an annual bonus equal to 100% of base salary through August 18, 2008 (which amounts would be pro-rated for partial years). If this termination event had occurred on December 31, 2007, Mr. Rummell would have been entitled to receive cash payments equal to $1,097,674. In the event of termination of employment in connection with a management succession plan, all restrictions on Mr. Rummell’s shares of restricted stock will immediately lapse. The value of this benefit as of December 31, 2007 was $3,597,767. Mr. Rummell’s retirement from his position as CEO in May 2008 is not a termination event triggering these additional payments. Mr. Rummell will continue to receive compensation pursuant to his employment agreement through the expiration of its term on August 18, 2008.

In the event of Mr. Rummell’s death or disability, his employment agreement provides that all restrictions on shares of restricted stock will immediately lapse. The value of this benefit as of December 31, 2007 was $3,597,767. Further, in the event of death, the Company may pay Mr. Rummell’s estate any bonus that Mr. Rummell may have earned prior to his death.

If there is an “unfriendly” change in control involving the Company, all restrictions on Mr. Rummell’s shares of restricted stock will immediately lapse. The value of this accelerated vesting as of December 31, 2007 was $3,597,767. An unfriendly change in control is a change in control that has not been approved by a majority of the original directors or directors who were elected or nominated to the Board by a majority of the original directors in office at the time of such election or nomination and directors whose election or nomination was previously so approved.

Mr. Rummell’s employment agreement requires, as a condition to the receipt of any of the payments described above, that he sign a release in which he waives all claims that he might have against the Company and its affiliates. The agreement also includes provisions that prohibit Mr. Rummell, during the term of his employment and for a period of two years after termination of his employment, from (a) engaging in certain activities that are competitive with our business, (b) soliciting any of our employees to leave employment with the Company, or (c) soliciting any customer.

Employment Agreements of Messrs. Greene, Corr, McCalmont and Ms. Marx

For purposes of the employment agreements of Messrs. Greene, Corr, McCalmont and Ms. Marx:

•	The Company has “cause” for termination if the executive:

—	fails to substantially perform his or her employment duties which are demonstrably willful and deliberate actions on his or her part and which are not remedied in a reasonable period of time after receipt of written notice from the Company (no act, or failure to act, will be considered “willful” if done, or omitted to be done, by the executive in good faith or with reasonable belief that his or her action or omission was in the best interests of the Company); or

—	engages in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

•	The executive will have “good reason” for termination if

—	he or she experiences a significant diminution in his or her position, authority, comparable duties or responsibilities;

—	the Company fails to comply with compensation provisions of the agreement;

—	the Company requires the executive to be based at any office or location more than 50 miles from the executive’s current location;

—	the Company attempts to terminate the executive otherwise than as expressly permitted by the agreement; or

—	the Company does not require any successor company to comply with the terms of the agreement.

•	A “change in control” is defined as the occurrence of any of the following events:

—	the acquisition of 50% or more of the Company’s outstanding common stock;

—	the occurrence of an event in which individuals who, as of the date of the employment agreement constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board. Any individual becoming a director after the date of the employment agreement who is elected by the Company’s shareholders or was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as a member of the Incumbent Board. The Incumbent Board will exclude, however, any individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors;

—	a Company reorganization, merger, consolidation or other business combination in which the owners of the common stock of the Company before the transaction do not own more than 50% of the common stock of the surviving company;

—	a complete liquidation or dissolution of the Company; or

—	the sale or other disposition of all or substantially all of the assets of the Company.

The following events will trigger termination payments to the affected executive:

•	the executive terminates his or her employment for good reason; or

•	the Company terminates his or her employment for any reason other than cause, death or disability.

If the executive’s employment is terminated by the Company other than for cause or due to death or disability, or by the executive for good reason, the executive will be entitled to receive the following benefits:

•	a lump sum payment equal to 1.5 times (2.0 times for Mr. Greene) the sum of the executive’s base salary plus the executive’s targeted annual bonus;

•	a pro rata portion of the annual bonus the executive would have earned in that year;

•	18 months of health and welfare benefits; and

•	reimbursement of up to $20,000 for outplacement services.

If the executive’s employment is terminated during the two year period following a change of control by the Company other than for cause or by the executive for good reason, the executive’s termination payments would be increased. Generally, each executive would receive the following benefits:

•	a lump sum payment equal to two times the sum of the executive’s base salary plus the executive’s targeted annual bonus;

•	a pro rata portion of the annual bonus the executive would have earned in that year;

•	an amount calculated based on hypothetical continued service by the executive for a period of three years (for Messrs. Greene and Corr) or two years (for Mr. McCalmont and Ms. Marx) for purposes of determining benefits payable under the Company’s retirement plan and supplemental retirement plan, but only to the extent such amount would exceed the executive’s actual benefit under the plans;

•	continued health and welfare benefits through the conclusion of the two year period after the change of control;

•	reimbursement of up to $20,000 for outplacement services; and

•	a gross-up amount for any required excise tax payments.

These benefits would also be payable to the executive in the event that the executive is terminated in anticipation of a change of control event.

The following table shows the termination payments that Messrs. Greene, Corr, McCalmont and Ms. Marx would receive in connection with the termination events described above, both before and after a change in control. These amounts have been quantified as if such termination event occurred on December 31, 2007.

	Payment of	Pro Rata	Incremental				Total
	Multiple of	Portion of	Pension	Continuation of		Excise	Termination
	Salary and	Annual	/ SERP	Miscellaneous	Outplacement	Tax	Payments/
Name	Target Bonus[1]	Bonus[2]	Benefit	Benefits[3]	Services[4]	Gross-up5	Benefits
Wm. Britton Greene
By Co. without cause or by Exec. for good reason	$1,811,250	$388,125	$-0-	$15,912	$20,000	$-0-	$2,235,287
By Co. without cause or by Exec. for good reason after change in control	1,527,865[6]	388,125	389,896	54,744	20,000	-0-	2,380,630
Christopher T. Corr
By Co. without cause or by Exec. for good reason	832,140	208,035	-0-	15,912	20,000	-0-	1,076,087
By Co. without cause or by Exec. for good reason after change in control	1,109,520	208,035	240,200	54,176	20,000	-0-	1,631,931
William S. McCalmont
By Co. without cause or by Exec. for good reason	866,250	227,500	-0-	15,912	20,000	-0-	1,129,662
By Co. without cause or by Exec. for good reason after change in control	1,155,000	227,500	132,491	53,520	20,000	695,480	2,283,991
Christine M. Marx
By Co. without cause or by Exec. for good reason	737,748	184,437	-0-	15,912	20,000	-0-	958,097
By Co. without cause or by Exec. for good reason after change in control	983,664	184,437	276,189	54,046	20,000	597,713	2,116,049

[1]	The 1.5 multiple (2.0 for Mr. Greene) (termination by the Company without cause or by the executive for good reason) and the 2.0 multiple (termination after a change in control) have been applied to the sum of each executive’s base salary and target bonus as of December 31, 2007, calculated as follows:

Name	Base Salary	2007 Target Bonus	Total
Mr. Greene	$517,500	$388,125	$905,625
Mr. Corr	$346,725	$208,035	$554,760
Mr. McCalmont	$350,000	$227,500	$577,500
Ms. Marx	$307,395	$184,437	$491,832

[2]	The employment agreements permit discretion by the Committee in the calculation of the annual bonus in connection with a termination event. For illustration purposes, however, the 2007 target bonus for each executive is shown.

[3]	The amounts shown for each executive for termination by the Company without cause or by the executive for good reason include the cost of 18 months of medical and dental insurance benefits calculated based on the Company’s 2007 expenses for these benefits. The amounts shown for each executive for termination after a change in control include the cost of 24 months of medical and dental insurance, disability insurance, life insurance, financial planning and executive physical reimbursement based on the Company’s 2007 expenses for these benefits.

[4]	Each executive would be eligible for reimbursement for up to $20,000 in outplacement services.

[5]	Calculated as the amount necessary to satisfy any excise tax incurred under Section 4999 of the IRC, subject to specified limitations and any associated income tax obligations. This excise tax calculation includes the effect of the accelerated vesting of unvested shares of restricted stock that would have occurred in connection with a hypothetical change in control on December 31, 2007. Such acceleration occurs upon the occurrence of a change in control regardless of whether or not the executive’s employment terminates in connection with the change in control. See the discussion of accelerated vesting below.

[6]	Mr. Greene’s required cash payment of $1,811,250 has been reduced by $273,385 pursuant to the terms of his employment agreement, which permits the reduction of the payment up to 10% if such reduction will eliminate an excise tax payment.

Each of the employment agreements of Messrs. Greene, Corr, McCalmont and Ms. Marx require, as a condition to the receipt of any of the payments described above, that he or she sign a release waiving all claims against the Company and its affiliates. The agreement also includes provisions that prohibit the executive, for a period of one year after termination of employment, from (a) engaging in certain activities that are competitive with our business, (b) soliciting any of our employees to leave employment with the Company, and (c) making disparaging comments about the Company. An executive that violates these restrictive covenants would be required to return any payments made in connection with a termination event under his or her employment agreement.

Restricted Stock and Stock Option Agreements of Messrs. Greene, Corr, McCalmont and Ms. Marx

Messrs. Greene, Corr, McCalmont and Ms. Marx each have separate stock option agreements and restricted stock agreements applicable to each grant of restricted stock or stock options that govern the acceleration of vesting in connection with certain events. Those agreements provide for accelerated vesting in the event of the executive’s death or disability. The equity agreements do not provide for accelerated vesting in the event the executive terminates his employment for good reason or if the Company terminates his employment without cause. Equity agreements for grants made since July 2006 provide for the continued vesting of restricted stock and stock options after an executive’s retirement in accordance with the original vesting schedule. Equity agreements for grants made prior to July 2006 provide that only awards of restricted stock made in connection with an executive’s annual bonus continue to vest after retirement (all other equity awards lapse).

The equity agreements also provide for the accelerated vesting of all unvested shares of restricted stock and stock options upon a change in control of the Company. A change in control for purposes of the equity agreements includes the following events: (1) a merger transaction in which the owners of the common stock of the Company before the transaction own 50% or less of the common stock of the surviving company; (2) the sale, transfer, exchange or other disposition of all or substantially all of the Company’s assets; and (3) the liquidation or dissolution of the Company.

The following table shows the value of the accelerated vesting of each executive’s unvested shares of restricted stock and stock options upon the executive’s death or disability, or upon a change in control involving the Company, as of December 31, 2007. The value of the restricted stock is calculated based on the closing price of the Company’s common stock on December 31, 2007, and the value of the stock options is calculated based on the excess of the closing price of the Company’s common stock on December 31, 2007, over the exercise prices of such options.

		Stock Options		Aggregate Value of
				Accelerated Vesting
	Unvested Shares of	Unvested Stock	Exercise	Upon Death, Disability
Name	Restricted Stock	Options	Price	or Change in Control[1]
Mr. Greene	54,433	6,250	$40.80	$1,932,916
		23,647	54.24
		18,222	54.05

Mr. Corr	32,582	12,674	$54.24	$1,156,987
		9,767	54.05

Mr. McCalmont	39,123	30,000	$57.63	$1,389,258

Ms. Marx	24,796	4,214	$54.24	$880,506
		6,494	54.05

[1]	Calculated based upon a price per share equal to $35.51, the closing price of the Company’s common stock on December 31, 2007.

Director Compensation in 2007

The following table sets forth the compensation of our directors for 2007:

				Change in Pension
				Value and
				Nonqualified
	Fees Earned	Stock		Deferred
	or Paid	Awards[2,3]	Stock Option	Compensation	All Other
Name	in Cash[1]	($)	Awards ($)[3]	Earnings[4]	Compensation[5]	Total
Michael L. Ainslie	$68,750	$95,715	$-0-	$-0-	$5,720	$170,185
Hugh M. Durden	87,500	95,715	-0-	646	6,488	190,349
Thomas A. Fanning	62,500	84,750	-0-	-0-	-0-	147,250
Harry H. Frampton, III	81,250	84,750	-0-	-0-	-0-	166,000
Dr. Adam W. Herbert, Jr.	50,000	95,715	-0-	-0-	720	146,435
Delores Kesler	62,500	95,715	-0-	-0-	720	158,935
John S. Lord	68,750	95,715	-0-	-0-	5,720	170,185
Walter L. Revell	75,000	95,715	-0-	-0-	720	171,435
William H. Walton, III	62,500	95,715	-0-	-0-	720	158,935

[1]	The amounts shown are fees elected to be received in Company common stock in lieu of cash, except as otherwise noted. Each director received the following shares of common stock in lieu of 2007 cash fees: Mr. Ainslie, 1,253; Mr. Durden, 1,930; Mr. Fanning, 936; Mr. Frampton, 1,378; Ms. Kesler, 936; Mr. Lord, 1,516; Mr. Revell, 1,653; and Mr. Walton, 1,378. The amounts attributable to common stock received in lieu of cash reflect the full grant date fair values of the stock under SFAS 123R. The Company recognized as expenses for financial statement reporting purposes these grant date fair values. These shares of common stock were fully vested as of the applicable grant date.

Amounts paid in cash are listed as follows: Mr. Fanning, $20,000; Dr. Herbert, $50,000; and Ms. Kesler, $20,000. The amount for each director also includes de minimis cash payments in lieu of fractional shares. The amount for Mr. Ainslie includes $12,132 that the Company paid for his medical insurance premiums. These medical insurance premiums are deducted from Mr. Ainslie’s annual retainer.

[2]	The amounts shown reflect the dollar amounts recognized as expenses for financial statement reporting purposes for 2007 for restricted stock granted in 2007 and prior years, in accordance with SFAS 123R. For restricted stock, the expense is calculated using the closing price of Company common stock on the grant date. The amounts include expense of $84,750 attributable to the grant of 1,500 shares of common stock to each director on May 15, 2007 (which expense amount equals the full grant date fair value of the stock under SFAS 123R). These shares of common stock were fully vested as of the grant date. The amounts for Messrs. Ainslie, Durden, Herbert, Lord, Revell and Walton and Ms. Kesler also include $10,965 of expense attributable to restricted shares granted in 2004.

[3]	All shares of common stock previously granted to directors were fully vested on the grant date, except for the grant of 1,500 restricted shares to directors in May 2004, which shares vest on May 18, 2009. The market value of the restricted stock shown in the table below is based on a per-share price of $35.51, the closing price of our common stock on December 31, 2007.

No stock options were granted to directors in 2007. Outstanding stock option awards are shown below. These options were granted in prior years in connection with the election or re-election of directors in May of each year. All outstanding stock options were vested as of December 31, 2007.

		Option Awards			Stock Awards
		Number			Number of	Market Value of
		of Securities			Shares or Units	Shares or Units
		Underlying			of Stock That	of Stock That
		Unexercised			Have Not	Have Not
		Options	Option Exercise	Option Expiration	Vested	Vested
Name	Grant Date	(#) Exercisable	Price ($)	Date	(#)	($)
Mr. Ainslie	5/12/1998	2,916	$22.82	5/12/2008
	5/11/1999	2,903	18.53	5/11/2009
	5/8/2000	5,849	20.03	5/8/2010
	5/14/2001	4,000	25.00	5/14/2011
	5/20/2002	4,000	33.26	5/20/2012
	5/19/2003	4,000	30.00	5/19/2013
	5/18/2004				1,500	$53,265

Mr. Durden	5/14/2001	4,000	$25.00	5/14/2011
	5/20/2002	4,000	33.26	5/20/2012
	5/19/2003	4,000	30.00	5/19/2013
	5/18/2004				1,500	$53,265

Dr. Herbert	—	-0-	-0-	-0-
	5/18/2004				1,500	$53,265

Ms. Kesler	—	-0-	-0-	-0-
	5/18/2004				1,500	$53,265

Mr. Lord	5/8/2000	5,849	$20.03	5/8/2010
	5/14/2001	4,000	25.00	5/14/2011
	5/20/2002	4,000	33.26	5/20/2012
	5/19/2003	4,000	30.00	5/19/2013
	5/18/2004				1,500	$53,265

Mr. Revell	5/12/1998	2,916	$22.82	5/12/2008
	5/11/1999	2,903	18.53	5/11/2009
	5/8/2000	5,849	20.03	5/8/2010
	5/14/2001	4,000	25.00	5/14/2011
	5/20/2002	4,000	33.26	5/20/2012
	5/19/2003	4,000	30.00	5/19/2013
	5/18/2004				1,500	$53,265

Mr. Walton	—	-0-	-0-	-0-
	5/18/2004				1,500	$53,265

[4]	The Company instituted a Directors’ Deferred Compensation Plan in 2001. In 2004, the Company froze participation in the Plan. Mr. Durden is the only director with a cash balance in the Plan. Although the Company and Mr. Durden no longer make contributions to the Plan, the Company does continue to pay interest on Mr. Durden’s account balance (7% in 2007). Mr. Durden earned a total of $5,057 in interest with respect to his account in 2007. The amount shown for Mr. Durden represents only the above-market interest earned on his account. Mr. Durden’s cash balance in the Plan at December 31, 2007, including the interest earned in 2007, was $77,296.

The Plan also includes a stock credit feature. At December 31, 2007, Mr. Durden had a stock credit balance in the Plan of 1,614.19 credits, valued at $57,320 based on a per share price of $35.51, the closing price of Company common stock on December 31, 2007. No stock credits, other than credits attributable to dividend payments, are accruing under the Plan. Mr. Durden’s stock credit balance is payable in cash or Company common stock, at Mr. Durden’s election, upon his retirement.

[5]	Dividends are paid with respect to each share of restricted stock held by the directors in the same amounts as paid with respect to each share of the Company’s common stock.

Amounts include annual dividends on 1,500 restricted shares granted to the directors in 2004.

The amount for Mr. Durden also includes $768, representing the value of 18.06 stock credits accrued as dividends in Mr. Durden’s stock credit account in the Directors’ Deferred Compensation Plan described in Note 4 above.

Amounts for Messrs. Ainslie, Durden and Lord each include $5,000 contributed by the Company to various nonprofit organizations in connection with the Company’s Charitable Matching Program described above.

Cash Compensation.  The Company provides non-employee directors the following fees:

•	$50,000 annual retainer for each non-employee director;

•	$5,000 to the Chairs of the Finance, Compensation and Governance and Nominating Committees;

•	$10,000 to the Chair of the Audit Committee; and

•	$15,000 to the lead director.

All fees are paid quarterly in advance. We do not pay meeting fees. During 2007, Mr. Rummell was the only director who was also an employee of the Company, and he received no additional compensation for his service as a director. The Compensation Committee reviews and approves director compensation annually.

Directors may elect to receive their annual fees in common stock in lieu of cash having an aggregate value equal to $62,500, or 1.25 times the cash-only retainer of $50,000. Directors may also elect to receive a combination of common stock in the amount of $42,500 and cash in the amount of $20,000. Committee chairs and the lead director may also elect to receive their additional retainers in the form of common stock at a value equal to 1.25 times the additional cash retainer. Shares of common stock issued in lieu of cash fees are granted on the first business day of each quarter.

Stock Compensation.  Each director is granted 1,500 shares of Company common stock annually in May upon re-election to the Board. Each director has agreed to retain ownership of any shares of common stock received until the earlier of five years from the date of grant or the director’s retirement from the board. Directors are subject to our Stock Ownership Policy as described in the CD&A under “Long-Term Incentive Program — Policies Regarding Equity Ownership” on page 26.

Expense Reimbursement.  We reimburse directors for travel expenses related to attending Board and committee meetings. In certain circumstances, we will pay the costs for directors to fly on our corporate airplane to attend Board and committee meetings. We also invite director spouses to accompany directors to our May board meeting, for which we pay or reimburse travel expenses.

We also reimburse directors for seminar fees and travel expenses associated with attending one approved educational seminar each year. Participation in the Company’s health insurance program is available for directors at their expense.

Charitable Matching Program.  We have chosen to support the charitable and civic activities of our directors. We will match each director’s cash contributions to charities in which he or she serves as an officer or trustee up to an aggregate annual amount of $5,000 per director. We will also contribute to events at which directors are recognized for their services to charitable or civic causes.

V.  Security Ownership of Certain Beneficial Owners,
Directors and Executive Officers

Principal Holders of Stock

To our knowledge, the only beneficial owners of more than five percent of the outstanding shares of the Company’s common stock are the shareholders listed below:

	Number of Shares
Name and Address	Beneficially Owned[1]		Percent of Class[2]

Marsico Capital Management, LLC	16,489,099	[3]	17.8%
1200 17th Street, Suite 1600 Denver, CO 80202
Third Avenue Management LLC	15,947,635	[4]	17.2%
622 Third Avenue, 32nd Floor New York, NY 10017
T. Rowe Price Associates, Inc.	14,820,420	[5]	16.0%
100 E. Pratt Street Baltimore, MD 21202
Fairholme Capital Management, LLC, Bruce R. Berkowitz and Fairholme Funds, Inc.	12,095,700	[6]	13.1%
4400 Biscayne Boulevard, 9th Floor Miami, FL 33137
Janus Capital Management, LLC and Janus Contrarian Fund	10,235,261	[7]	11.1%
151 Detroit Street Denver, CO 80206

[1]	Except the amount for Marsico Capital Management, LLC (“Marsico”), amounts shown are based on the number of shares reported on Schedule 13G as beneficially owned by each holder as of December 31, 2007, plus the number of shares sold to each holder in connection with our common stock offering on February 26, 2008. The amount shown for Marsico is taken from a Schedule 13G reporting Marsico’s beneficial ownership as of February 29, 2008 (after our common stock offering).

[2]	The percentages are based on 92,462,413 shares outstanding on March 20, 2007. All percentages are rounded to the nearest tenth of one percent.

[3]	According to the Schedule 13G filed by Marsico with the SEC on March 10, 2008, Marsico had the sole power to vote or direct the vote of 14,192,269 shares and the sole power to dispose or direct the disposition of 16,489,099 shares at February 29, 2008. This amount includes 7,500,000 shares purchased in our common stock offering on February 26, 2008.

[4]	According to the Schedule 13G filed by Third Avenue Management LLC (“TAM”) with the SEC on February 14, 2007, TAM had the sole power to vote or direct the vote of 15,232,185 shares and the sole power to dispose or direct the disposition of 15,347,635 shares at December 31, 2007. The amount reported in the Schedule 13G for TAM includes 7,072,168 shares held by Third Avenue Value Fund and 4,108,851 shares held by Third Avenue Real Estate Opportunities Fund, L.P., as well as shares held by other investment funds. The amounts described in this footnote do not include the 600,000 shares sold to TAM or its affiliates in connection with our common stock offering on February 26, 2008.

[5]	According to the Schedule 13G filed by T. Rowe Price Associates, Inc. (“T. Rowe Price”) with the SEC on February 12, 2008, T. Rowe Price had the sole power to vote or direct the vote of 1,427,850 shares and the sole power to dispose or direct the disposition of 11,119,620 shares at December 31, 2007. The amounts described in this footnote do not include the 3,700,000 shares sold to T. Rowe Price or its affiliates in connection with our common stock offering on February 26, 2008.

[6]	According to the Schedule 13G filed by Fairholme Capital Management, L.L.C. (“Fairholme”), Bruce R. Berkowitz and Fairholme Funds, Inc. with the SEC on February 8, 2008, Fairholme and Mr. Berkowitz shared the power to vote or direct the vote of 9,078,100 shares, and they shared the power to dispose or direct the disposition of 10,795,700 shares at December 31, 2007. Fairholme Funds, Inc. shared the power to vote or direct the vote of 7,429,300 shares and shared the power to dispose or direct the disposition of 7,429,300 shares at December 31, 2007. The amounts described in this footnote do not include the 1,300,000 sold to Fairholme or its affiliates in connection with our common stock offering on February 26, 2008.

[7]	According to the Schedule 13G filed by Janus Capital Management, LLC (“Janus Capital”) and Janus Contrarian Fund (“Janus Fund”) with the SEC on February 14, 2008, Janus Capital had the sole power to vote or direct the vote of, and the sole power to dispose or direct the disposition of, 9,635,161 shares at December 31, 2007. Janus Capital shared the power to vote or direct the vote of, and the power to dispose or direct the disposition of, 100 shares at December 31, 2007. Janus Fund had the sole power to vote or direct the vote of, and the sole power to dispose or direct the disposition of, 7,693,615 shares at December 31, 2007. The amounts described in this footnote do not include the 600,000 shares sold to Janus Capital or its affiliates in connection with our common stock offering on February 26, 2008.

Common Stock Ownership by Directors and Executive Officers

The following table sets forth the number of shares of Company common stock beneficially owned by the directors, the named executives (excluding Mr. Regan who is no longer employed by the Company), and the directors and all executive officers as a group, as of March 20, 2008.

	Amount and Nature of
Name	Beneficial Ownership[1]		Percent of Class[2]

Michael L. Ainslie	44,636	[3]	*
Christopher T. Corr	131,478	[4]	*
Hugh M. Durden	848,389	[5]	*
Thomas A. Fanning	8,289	[6]	*
Harry H. Frampton, III	13,803	[7]	*
Wm. Britton Greene	271,144	[8]	*
Adam W. Herbert, Jr.	9,176	[6]	*
Delores M. Kesler	11,911	[6]	*
John S. Lord	853,373	[9]	*
Christine M. Marx	71,461	[10]	*
William S. McCalmont	91,029	[11]	*
Walter L. Revell	36,781	[12]	*
Peter S. Rummell	1,272,032	[13]	1.4%
William H. Walton, III	9,844		*
Directors and Executive Officers as a Group (14 persons)	2,849,419		3.1%

[1]	Each director and executive officer listed has sole voting and dispositive power over the shares listed, except as indicated below.

[2]	The percentages are based on the number of shares outstanding on March 20, 2008. All percentages are rounded to the nearest tenth of one percent. An “*” indicates less than 1% ownership.

[3]	Includes 23,668 shares which Mr. Ainslie has the right to purchase through the exercise of vested stock options and 1,500 shares of common stock to be issued in May 2008 as part of each outside director’s annual compensation.

[4]	Includes 9,000 shares which Mr. Corr has the right to purchase through the exercise of vested stock options.

[5]	Mr. Durden is Chairman of the Board of Trustees of The Alfred I. duPont Testamentary Trust (the “Trust”), which beneficially owned 823,927 shares of our common stock as of March 20, 2008. The trustees of the Trust have the power to vote or direct the vote and the power to dispose or direct the disposition of the shares owned by the Trust. As a result, the Trust’s shares are included in Mr. Durden’s reported ownership. The reported amount also includes 12,000 shares which Mr. Durden has the right to purchase through the exercise of vested stock options and 1,500 shares of common stock to be issued in May 2008 as part of each outside director’s annual compensation.

[6]	Includes 1,500 shares of common stock to be issued in May 2008 as part of each outside director’s annual compensation.

[7]	Includes 5,000 shares held by Mr. Frampton’s wife and 1,500 shares of common stock to be issued in May 2008 as part of each outside director’s annual compensation.

[8]	Includes 39,198 shares which Mr. Greene has the right to purchase through the exercise of vested stock options.

[9]	Mr. Lord is a trustee of the Trust, and as described in footnote 5 above for Mr. Durden, the Trust’s shares also are included in Mr. Lord’s reported ownership. The reported amount also includes 17,849 shares which Mr. Lord has the right to purchase through the exercise of vested stock options and 1,500 shares of common stock to be issued in May 2008 as part of each outside director’s annual compensation.

[10]	Includes 20,522 shares which Ms. Marx has the right to purchase through the exercise of vested stock options.

[11]	Includes 7,500 shares which Mr. McCalmont has the right to purchase through the exercise of stock options that will vest within 60 days.

[12]	Includes 23,668 shares which Mr. Revell has the right to purchase through the exercise of vested stock options and 1,500 shares of common stock to be issued in May 2008 as part of each outside director’s annual compensation.

[13]	Includes 611,923 shares held in a family limited partnership, 100,000 shares held in a separate limited partnership and 208,772 shares held in a limited liability company. Mr. Rummell shares with his wife the power to vote and dispose of the shares held by these three entities. The amount shown also includes 20 shares Mr. Rummell holds as custodian for his minor son and 250,000 shares which Mr. Rummell has the right to purchase through the exercise of vested stock options.

APPENDIX A
LIST OF COMPANIES IN MARKET CAP PEER GROUP

Advanced Medical Optics
A.G. Edwards
AGL Resources
Allegheny Energy
Alliance Data Systems
Alliant Techsystems
American Axle & Manufacturing
AMETEK
Ann Taylor Stores
Applebee’s International
Applera
ARAMARK
Atmos Energy
Ball
Beckman Coulter
Belo
BorgWarner
Brady
Cabot
Calpine
CB Richard Ellis
Celestica
CenterPoint Energy
Cephalon
Certegy
Choice Hotels International
Choicepoint
Citizens Communications
CMS Energy
Columbia Sportswear
Commerce Bancshares
Convergys
Cooper Cameron
Cooper Tire & Rubber
Covance
Crown Castle
Cytec
Dade Behring
Dana
Darden Restaurants
Dentsply
Dick’s Sporting Goods
Dow Jones
Dynegy
Eastman Chemical
Energen
Engelhard
Equifax
Equitable Resources
Flowserve
Foot Locker
Getty Images
Goodrich
Goodyear Tire & Rubber
Graco
Great Plains Energy
GTECH
Harsco
Hasbro
Health Net
Hearst-Argyle Television
Henry Schein
Hercules
Herman Miller
Hibernia National Bank
HNI
Hovnanian Enterprises
Humana
IKON Office Solutions
International Flavors & Fragrances
International Truck & Engine
J.M. Smucker
John Wiley & Sons
KB Home
Kennametal
Kerzner International
King Pharmaceuticals
Lafarge North America
Lear
Magellan Midstream Partners
Manpower
Martin Marietta Materials

A-1

Maytag
McClatchy
MDU Resources
Media General
Mercury Insurance
Meredith
Millennium Pharmaceuticals
Millipore
MSC Industrial Direct
Murphy Oil
Nicor
Northeast Utilities
NOVA Chemicals
Novell
NRG Energy
NSTAR
OGE Energy
ONEOK
Oshkosh Truck
PacifiCare Health Systems
People’s Bank
Peoples Energy
Pepco Holdings
PepsiAmericas
PerkinElmer
Pinnacle West Capital
PMC-Sierra
PNM Resources
Polo Ralph Lauren
Providian Financial
Puget Energy
Radian Group
Reynolds and Reynolds
Ross Stores
Sabre
SCANA
Scotts
7-Eleven
Smurfit-Stone Container
Snap-on
Sonoco Products
South Financial Group
SPX
Steelcase
St. Joe Company
SVB Financial
Symbol Technologies
TECO Energy
Tesoro
Thomas & Betts
Tiffany
Timken
Toro
Unisys
USG
Vectren
Washington Gas
Watson Pharmaceuticals
WebMD
Webster Bank
Wendy’s International
Westar Energy
Whirlpool
Williams-Sonoma
Wisconsin Energy
WPS Resources

A-2

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. THE ST. JOE COMPANY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS May 13, 2008 The shareholder(s) hereby appoint(s) Wm. Britton Greene and Christine M. Marx, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of The St. Joe Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m., Eastern Time, on May 13, 2008, in the Riverfront Conference Room at 245 Riverside Avenue, Jacksonville, Florida 32202, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE ACCOUNTANTS. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE

THE ST. JOE COMPANY 245 RIVERSIDE DRIVE — SUITE 500 ATTN: CORPORATE SECRETARY JACKSONVILLE, FL 32202 VOTE BY INTERNET -www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by The St. Joe Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The St. Joe Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: STJOE1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. THE ST. JOE COMPANY For Withhold For All To withhold authority to vote for any individualAll All Except nominee(s), mark “For All Except” and write thenumber(s) of the nominee(s) on the line below. THE DIRECTORS RECOMMEND A VOTE FOR ITEMS 1 AND 2. 000 Vote On Directors 1. To elect as Directors of The St. Joe Company the nominees listed below. 01) Michael L. Ainslie 02) Hugh M. Durden 03) Thomas A. Fanning 04) Harry H. Frampton, III 05) Wm. Britton Greene Vote On Accountants 06) Adam W. Herbert, Jr. 07) Delores M. Kesler 08) John S. Lord 09) Walter L. Revell 10) Peter S. Rummell For Against Abstain 2. To ratify the appointment of KPMG LLP as the independent registered public accounting firm of The St. Joe Company for the 000 2008 fiscal year. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. Yes No Please indicate if you plan to attend this meeting. 00 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date